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                                                                    EXHIBIT 99.2

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                  PENTAIR, INC.

                                   WICOR, INC.

                                       AND

                          WISCONSIN ENERGY CORPORATION

                                February 3, 2004

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. PURCHASE AND SALE OF SHARES.................................................1
   1.1.   Purchase and Sale....................................................1
   1.2.   Designated Purchasers................................................1

2. PURCHASE PRICE; PAYMENT.....................................................1
   2.1.   Purchase Price.......................................................1
   2.2.   Payment..............................................................2
   2.3.   Determination of Net Asset Value.....................................2

3. REPRESENTATIONS AND WARRANTIES OF SELLER....................................5
   3.1.   Corporate............................................................5
   3.2.   Seller...............................................................7
   3.3.   Authority............................................................7
   3.4.   No Violation.........................................................7
   3.5.   Financial Statements.................................................8
   3.6.   Tax Matters..........................................................8
   3.7.   Absence of Certain Changes...........................................9
   3.8.   Absence of Undisclosed Liabilities..................................11
   3.9.   No Litigation.......................................................11
   3.10.  Compliance with Laws and Orders.....................................11
   3.11.  Title to and Condition of Properties................................12
   3.12.  Insurance...........................................................13
   3.13.  Contracts and Commitments...........................................13
   3.14.  No Default..........................................................15
   3.15.  Labor Matters.......................................................15
   3.16.  Employee Benefit Plans..............................................15
   3.17.  Trade Rights........................................................18
   3.18.  Product Warranty and Product Liability..............................18
   3.19.  Certain Relationships to Company....................................19
   3.20.  Customers and Suppliers.............................................19
   3.21.  No Brokers or Finders...............................................19
   3.22.  Limit of Representations............................................20

4. REPRESENTATIONS AND WARRANTIES OF BUYER....................................20
   4.1.   Corporate...........................................................20
   4.2.   Authority...........................................................20
   4.3.   No Violation........................................................20
   4.4.   Sufficient Funds....................................................20
   4.5.   No Brokers or Finders...............................................21
   4.6.   Investment Intent Representation....................................21

5. COVENANTS PRIOR TO THE CLOSING.............................................21
   5.1.   Pre-Closing Access to Information and Real Property.................21
   5.2.   Conduct of Business Pending the Closing.............................23
   5.3.   Further Assurances..................................................24
   5.4.   Certain Filings.....................................................24
   5.5.   Title Insurance.....................................................25
   5.6.   Surveys.............................................................25

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   5.7.   Notification........................................................25
   5.8.   Financing...........................................................25
   5.9.   Non-Water Subsidiaries..............................................26
   5.10.  Intercompany Indebtedness...........................................26
   5.11.  Employee Benefit Plan Matters.......................................26
   5.12.  Limitation on Covenants.............................................27

6. ADDITIONAL COVENANTS.......................................................27
   6.1.   Post-Closing Access to Information; Cooperation.....................27
   6.2.   Tax Matters.........................................................28
   6.3.   Employee Benefit Plan Matters.......................................31
   6.4.   Pump Business Headquarters..........................................32
   6.5.   Certain Product Safety Matters......................................32
   6.6.   Investigation.......................................................32
   6.7.   Confidentiality.....................................................32

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS................................33
   7.1.   Representations and Warranties True on the Closing Date.............33
   7.2.   Compliance With Agreement...........................................33
   7.3.   No Orders...........................................................33
   7.4.   HSR Act and Other Approvals.........................................33
   7.5.   Financing...........................................................33

8. CONDITIONS PRECEDENT TO COMPANY'S AND SELLER'S OBLIGATIONS.................33
   8.1.   Representations and Warranties True on the Closing Date.............33
   8.2.   Compliance With Agreement...........................................34
   8.3.   No Orders...........................................................34
   8.4.   HSR Act and Other Approvals.........................................34
   8.5.   PSCW Approval.......................................................34

9. INDEMNIFICATION............................................................34
   9.1.   By Seller...........................................................34
   9.2.   By Buyer............................................................35
   9.3.   Indemnification Claims..............................................35
   9.4.   Limitations on Indemnification......................................37
   9.5.   Adjustments for Insurance and Taxes and Calculation of Losses.......38

10. CLOSING...................................................................39
   10.1.  Closing Date; Location..............................................39
   10.2.  Documents to be Delivered by Company and Seller.....................40
   10.3.  Documents to be Delivered by Buyer..................................40

11. TERMINATION...............................................................40
   11.1.  Termination.........................................................40
   11.2.  Effect of Termination...............................................41

12. MISCELLANEOUS.............................................................41
   12.1.  Disclosure Schedule.................................................41
   12.2.  Publicity...........................................................41
   12.3.  Assignment..........................................................42
   12.4.  Parties in Interest.................................................42
   12.5.  Law Governing Agreement; Waiver of Jury Trial.......................42
   12.6.  Severability........................................................42

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   12.7.  Amendment and Modification..........................................42
   12.8.  Waiver..............................................................42
   12.9.  Notice..............................................................43
   12.10. Expenses............................................................44
   12.11. Equitable Relief....................................................45
   12.12. Interpretive Provisions.............................................46
   12.13. Entire Agreement....................................................46
   12.14. Counterparts........................................................46
   12.15. Section Headings; Table of Contents.................................46
   12.16. No Strict Construction..............................................46
   12.17. Definitions.........................................................46

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                                    SCHEDULES

Schedule 3.1(c)            -     Qualification
Schedule 3.1(d)            -     Subsidiaries
Schedule 3.1(e)            -     Corporate Documents
Schedule 3.1(f)            -     Capitalization
Schedule 3.4               -     No Violation
Schedule 3.5               -     Financial Statements
Schedule 3.6(d)            -     Tax Audits
Schedule 3.6(f)            -     Other Tax Matters
Schedule 3.7               -     Absence of Certain Changes
Schedule 3.8               -     Absence of Undisclosed Liabilities
Schedule 3.9               -     No Litigation
Schedule 3.10(a)           -     Compliance with Laws and Orders
Schedule 3.10(b)           -     Licenses and Permits
Schedule 3.10(c)           -     Environmental Matters
Schedule 3.11(b)           -     Real Property
Schedule 3.12              -     Company Insurance Policies
Schedule 3.13              -     Contracts and Commitments
Schedule 3.14              -     No Default
Schedule 3.15              -     Labor Matters
Schedule 3.16(a)-1         -     Employee Benefit Plans
Schedule 3.16(a)-2         -     Multiemployer Plans
Schedule 3.16(c)(vii)      -     Accumulated Benefit Obligations
Schedule 3.16(d)           -     Prohibited Transactions
Schedule 3.16(f)           -     Payments and Compliance
Schedule 3.16(g)           -     Post Retirement Benefits
Schedule 3.16(h)           -     Triggering of Obligations
Schedule 3.17              -     Trade Rights
Schedule 3.18              -     Product Warranty and Product Liability
Schedule 3.19              -     Certain Relationships to Company
Schedule 3.20(a)           -     Customers
Schedule 3.20(b)           -     Suppliers

                                    EXHIBITS

Exhibit 4.3                -     No Violation
Exhibit 4.4                -     Financing Commitments
Exhibit 5.1(a)             -     Buyer's Consultant Information Sharing Protocol
Exhibit 5.2                -     Conduct of Business Pending the Closing
Exhibit 5.11(b)            -     Form of Company Retention and Severance Plan
Exhibit 12.10(b)           -     Severance Obligations

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                         STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and effective as of February 3, 2004 among Pentair, Inc., a Minnesota corporation ("Buyer"), WICOR, Inc., a Wisconsin corporation ("Company"), and Wisconsin Energy Corporation, a Wisconsin corporation ("Seller").

        WHEREAS, Company is engaged, through the Water Subsidiaries, including WICOR Industries, LLC, a Wisconsin limited liability company ("Industries"), in the research and development, design, manufacture, production, marketing, distribution and sale of water equipment and systems (the "Water Business"); and

        WHEREAS, Company is engaged, through the Non-Water Subsidiaries, in businesses other than the Water Business (the "Other Businesses"); and

        WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Company (collectively, the "Shares"); and

        WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, capitalized terms used but not defined in the context of the
Section in which such terms first appear shall have the respective meanings set forth in Section 12.17.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

        1.      PURCHASE AND SALE OF SHARES

                1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares.

                1.2. Designated Purchasers. Buyer may, upon prior written notice to Seller, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Subsidiaries (each such Entity, a "Designated Purchaser") for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall fully and unconditionally guarantee the performance of all obligations of Buyer and any such Designated Purchaser under this Agreement and the other documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant hereto.

        2.      PURCHASE PRICE; PAYMENT

                2.1. Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be an amount equal to Eight Hundred Fifty Million Dollars ($850,000,000), as adjusted pursuant to Section 2.2(a) and Section 2.2(b), if at all.

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                2.2.    Payment. The Purchase Price shall be paid as follows:

                        (a) Cash to Seller. At the Closing, Buyer shall deliver to Seller an amount equal to Eight Hundred Fifty Million Dollars ($850,000,000), minus the amount, if any, by which the Net Asset Value as reflected on the Estimated Closing Balance Sheet is less than Six Hundred Fifty-Nine Million Nine Hundred Eight Thousand Five Hundred Thirty-Six Dollars ($659,908,536) or plus the amount, if any, by which the Net Asset Value as reflected on the Estimated Closing Balance Sheet exceeds Six Hundred Fifty-Nine Million Nine Hundred Eight Thousand Five Hundred Thirty-Six Dollars ($659,908,536).

                        (b) Adjustment Amount. On or before the tenth (10th) business day following the final determination of the Final Closing Balance Sheet pursuant to Section 2.3, either (i) Seller shall pay to Buyer the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet is less than the Net Asset Value as reflected on the Estimated Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the 90-day London Inter-Bank Offered Rate plus 200 basis points, or (ii) Buyer shall pay to Seller the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet exceeds the Net Asset Value as reflected on the Estimated Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the 90-day London Inter-Bank Offered Rate plus 200 basis points.

                        (c)     Method of Payment. All payments under this
        Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified hereunder, has designated in writing.

                2.3.    Determination of Net Asset Value.

                (a) Balance Sheet. As used in this Agreement, "Balance Sheet" shall mean a schedule in the form of a balance sheet of Company showing the net book values, as of a specified time, of the respective categories of Balance Sheet Assets and Balance Sheet Liabilities set forth in the Recent Balance Sheet. All references in this Agreement to "Balance Sheet" or "Net Asset Value" of Company shall be deemed to refer to Company after giving effect to the Distribution. The Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet, the Audited Closing Balance Sheet and the Final Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States taking into account the Distribution ("GAAP") applied on a basis consistent with that used in the preparation of the Recent Balance Sheet, including the application of consistent accounting policies, principles, methodologies and practices. Notwithstanding any other provision in this Agreement to the contrary, to the extent that, during the period from December 31, 2003 to the Closing Date, there are any changes in reserves of Company relating to (i) asbestos, product liability, current Tax or environmental Liabilities of Company or Water Subsidiaries or (ii) Liabilities of the Non-Water Subsidiaries, such changes shall not be reflected on the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet, the Audited Closing Balance Sheet or the Final Closing Balance Sheet (except and only to the extent required by Deloitte in its presentation of the Audited Closing Balance Sheet) and, in any case, shall in no event be taken into account for purposes of determining the amount of

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        the adjustment to the Purchase Price, if any, to be made pursuant to
        Section 2.2(a) or Section 2.2(b).

                (b) Estimated Closing Balance Sheet. For purposes of determining the Purchase Price payable by Buyer at the Closing, not less than five (5) business days prior to the Closing Date, Seller shall, in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer a Balance Sheet as of the close of business on the business day immediately prior to the Closing Date (the "Effective Time"), which shall represent Seller's reasonable estimate of the Final Closing Balance Sheet and be accompanied by Seller's determination of (i) the amount of the Net Asset Value as of the Effective Time as reflected on such Balance Sheet and (ii) the amount of any adjustment to the Purchase Price pursuant to Section 2.2(a). If Buyer shall reasonably object to any of the information set forth on such Balance Sheet, then, during the remainder of such five (5) business day period prior to the Closing, Buyer and Seller shall negotiate in good faith to agree upon appropriate adjustments such that such Balance Sheet and accompanying schedules reflect a mutually acceptable estimate of the Final Closing Balance Sheet and the Net Asset Value as of the Effective Time to be reflected on the Final Closing Balance Sheet, but in the absence of such agreement, the most recent month-end Balance Sheet of Company with respect to the Water Business shall control (the estimated Balance Sheet as agreed to by the Parties pursuant to this Section 2.3(b), or in the absence of such agreement, the most recent month-end Balance Sheet of Company with respect to the Water Business, is referred to as the "Estimated Closing Balance Sheet"). Company and Seller shall provide to Buyer such information relating to the preparation of the Estimated Closing Balance Sheet as Buyer reasonably requests in connection with its review of the Estimated Closing Balance Sheet.

                (c) Preliminary Closing Balance Sheet. Within sixty (60) calendar days after the Closing, Buyer and Company shall prepare, or cause to be prepared, in consultation with Seller, and deliver to the Milwaukee office of Deloitte & Touche LLP ("Deloitte") a Balance Sheet as of the Effective Time (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Estimated Closing Balance Sheet.

                (d) Audited Closing Balance Sheet. Upon its receipt of the Preliminary Closing Balance Sheet, Deloitte shall conduct an audit of the Preliminary Closing Balance Sheet in accordance with generally accepted accounting standards and in accordance with the standards set forth in Section 2.3(a) and Section 2.3(c). In connection with the engagement of Deloitte, each Party shall execute reasonable engagement letters and supply such other documents and information as Deloitte reasonably requires. Deloitte shall be instructed to use every reasonable effort to conduct such audit and deliver to Buyer and Seller its audit report with respect to the Preliminary Closing Balance Sheet (the "Audited Closing Balance Sheet") within thirty (30) calendar days after its receipt of the Preliminary Closing Balance Sheet and, in any case, as soon as practicable after such receipt. In connection with Deloitte's audit, Deloitte may reflect such adjustments to the Preliminary Closing Balance Sheet on the Audited Closing Balance Sheet as shall be required by Deloitte as a condition to providing its clean opinion in its audit report. Promptly upon completion of its audit, Deloitte shall deliver to Buyer and Seller the Audited Closing Balance Sheet accompanied by Deloitte's determination of (i) the amount of the Net Asset Value as of the Effective Time as reflected on the Audited Closing Balance Sheet and (ii) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.2(b).

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                (e)     Objection to Audited Closing Balance Sheet. After the
        Audited Closing Balance Sheet is delivered to Buyer and Seller pursuant to Section 2.3(d), Buyer and Seller shall each have thirty (30) calendar days to review and respond to it in accordance with this Section 2.3(e). Buyer and Company shall preserve, and shall instruct Deloitte to preserve, all documents or records used in or relevant to the preparation of the Audited Closing Balance Sheet and the calculation of Net Asset Value including, without limitation, accountants' workpapers used in the preparation or audit thereof. During the period of any review or dispute within the contemplation of this Section 2.3, Buyer and Company shall afford Seller and its authorized Representatives reasonable access to the same, as well as to employees of Buyer, Company and Water Subsidiaries and their respective accountants, including, without limitation, Deloitte, upon Seller's request. If Buyer or Seller objects to any item on the Audited Closing Balance Sheet, then such objecting Party shall inform the other Party on or before the last day of such thirty (30) calendar day period by delivering written notice to the other Party (each a "Balance Sheet Objection") (i) setting forth in detail a description of the basis of the Balance Sheet Objection and the adjustments to the Audited Closing Balance Sheet that such objecting Party believes should be made and (ii) setting forth the amount of the Net Asset Value as of the Effective Time based on the Audited Closing Balance Sheet, adjusted in accordance with such Party's Balance Sheet Objection. If no Balance Sheet Objection is delivered within such thirty
        (30) calendar day period, then Buyer and Seller shall be deemed to have accepted the Audited Closing Balance Sheet, which shall be deemed final, binding, conclusive and nonappealable.

                (f)     Dispute Resolution Following Objection.

                        (i) Negotiation. If either Buyer or Seller shall deliver a Balance Sheet Objection pursuant to Section 2.3(e), then Buyer and Seller shall promptly meet and attempt in good faith to resolve any dispute or disagreement relating to the Audited Closing Balance Sheet (the "Balance Sheet Dispute"). Any resolution between Buyer and Seller as to any disputed amount shall be final, binding, conclusive and nonappealable.

                        (ii) Resolution by CPA Firm. If Buyer and Seller are unable to resolve the Balance Sheet Dispute within thirty (30) calendar days following the delivery of a Balance Sheet Objection, then at any time thereafter Buyer or Seller may elect to have the Balance Sheet Dispute resolved by a nationally recognized firm of independent public accountants as to which Buyer and Seller mutually agree (the "CPA Firm"). The CPA Firm shall not be rendering, and during the preceding two-year period shall not have rendered, audit services to Buyer, Seller or Company. The CPA Firm shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.3(a) and Section 2.3(c), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, any item on the Audited Closing Balance Sheet or the Net Asset Value as of the Effective Time as reflected on the Audited Closing Balance Sheet requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires. Without limiting the Parties' obligations under this Section 2.3(f), each Party may submit such data and information to the CPA Firm as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to

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                perform its services within fifteen (15) calendar days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Balance Sheet Dispute, the CPA Firm shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as presented to the CPA Firm pursuant hereto. The CPA Firm's determination hereunder shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable.

                        (iii) Payment of Fees of CPA Firm. Buyer and Seller shall each pay 50% of the fees and expenses of the CPA Firm in connection with the services provided pursuant Section 2.3(f)(ii).

                (g) Final Closing Balance Sheet. As used in this Agreement, the "Final Closing Balance Sheet" shall be: (i) the Audited Closing Balance Sheet if (A) no Balance Sheet Objection is delivered during the thirty (30) calendar day period specified in Section 2.3(e) or (B) Buyer and Seller so agree in writing; or (ii) the Audited Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and Seller and/or (B) the CPA Firm in accordance with Section 2.3(f)(ii).

        3.      REPRESENTATIONS AND WARRANTIES OF SELLER

                Seller makes the following representations and warranties to Buyer, other than as disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement.

                3.1.    Corporate.

                        (a) Organization. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin.

                        (b) Corporate Power. Company has all requisite corporate power and authority to own and operate its assets, to carry on its business as currently being conducted, to execute and deliver this Agreement and to perform its obligations hereunder.

                        (c) Qualification. Company is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the ownership or operation of the assets owned or operated by it, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Schedule 3.1(c) sets forth a list of all the jurisdictions in which Company is qualified to do business as a foreign corporation.

                        (d) Subsidiaries. Schedule 3.1(d) contains a list of the name, jurisdiction of incorporation or organization and ownership of each corporation, limited liability company, partnership or other Entity of which capital stock or other equity or ownership interests are directly or indirectly owned by Company (collectively, the "Company Subsidiaries"), setting forth whether each such Company Subsidiary is engaged in the Water Business (each, a "Water Subsidiary") or in the Other Businesses (each, a "Non-Water Subsidiary"). Except as set forth in Schedule 3.1(d), Company does not directly or indirectly

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        own any capital stock or other equity or ownership interest of any corporation, limited liability company, partnership or other Entity. Except as set forth in Schedule 3.1(d), no Person other than Company directly or indirectly owns any capital stock or other equity or ownership interest of any Water Subsidiary. All outstanding capital stock and other equity or ownership interests of each Water Subsidiary are free and clear of any Liens and are validly issued, fully paid and nonassessable, except (i) as set forth on Schedule 3.1(d); (ii) for restrictions imposed by federal or state securities Laws; and (iii) in the case of Wisconsin corporations, to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Except as set forth on Schedule 3.1(d), there are no (A) securities convertible into or exchangeable for the capital stock or other equity or ownership interests of any Water Subsidiary; (B) options, warrants or other rights to purchase or subscribe to capital stock or other equity or ownership interests of any Water Subsidiary or securities that are convertible into or exchangeable for capital stock or other equity or ownership interests of any Water Subsidiary; or (C) contracts, commitments or agreements relating to the issuance, sale or transfer of any capital stock or other equity or ownership interests of any Water Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. Each Water Subsidiary (1) is a corporation, limited liability company, partnership or other Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (2) has all requisite corporate or other similar power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets it now owns and operates and (3) is in good standing and is qualified to do business as a foreign corporation or other Entity in each jurisdiction wherein the ownership or operation of the properties owned by it, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

                        (e) Corporate Documents. Company has made available to Buyer copies of its and each Water Subsidiary's charter, bylaws or similar organizational documents, as in effect on the date hereof. The corporate minute book and stock records of Company and each Water Subsidiary made available for Buyer's inspection are materially complete copies of such instruments. Set forth in Schedule 3.1(e) is a list of the directors and senior executive officers of Company, Industries, Sta-Rite Industries, LLC, Hypro, LLC and SHURflo, LLC, as of the date hereof.

                        (f) Capitalization. The authorized capital stock of Company consists entirely of 121,500,000 shares of common stock, par value $1.00 per share. No shares of such capital stock are issued or outstanding except for 100 shares of common stock of Company, which are owned of record and beneficially by Seller. All Shares are validly issued, fully paid and nonassessable, except to the extent provided by
        Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Except as set forth on Schedule 3.1(f), there are no (i) securities convertible into or exchangeable for any capital stock or other securities of Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities that are convertible into or exchangeable for capital stock or other securities of Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

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                3.2.    Seller.

                        (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin.

                        (b) Corporate Power. Seller has all requisite corporate power and authority to own and operate its assets, to carry on its business as currently being conducted, to execute and deliver this Agreement and to perform its obligations hereunder.

                        (c) Title. Seller has, and upon consummation of the transactions contemplated hereby Buyer will receive, title to the Shares, free and clear of all Liens, other than restrictions imposed by federal or state securities Laws.

                3.3. Authority. The execution and delivery of this Agreement by Company or Seller and the consummation by Seller or Company of the transactions contemplated hereby have been duly authorized by the respective boards of directors of each of Company and Seller and the shareholder of Company and no other or further act or proceeding on the part of Company or Seller or their respective shareholders is necessary to authorize this Agreement or the consummation by Seller or Company of the transactions contemplated hereby. Assuming due and valid authorization, execution and delivery hereof by Buyer, this Agreement constitutes a valid and binding agreement of Company and Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

                3.4. No Violation. Except as set forth on Schedule 3.4 and except as may result from facts or circumstances relating solely to Buyer or its Affiliates, neither the execution and delivery of this Agreement nor the consummation by Company or Seller of the transactions contemplated hereby (a) will violate any applicable statute, law, ordinance or regulation (collectively, "Laws") or any order, writ, injunction, judgment or decree (collectively, "Orders") of any court, arbitrator, commission, regulatory board, bureau, agency, or authority or other governmental body, whether federal, state, municipal, county, local or foreign (collectively, "Governmental Entities") applicable to Seller, Company or Water Subsidiaries, (b) except for applicable requirements (i) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any other Competition Laws; (ii) under the Exchange Act; and (iii) of any national securities exchange upon which shares of common stock of Seller are listed, will require on the part of Seller or Company any authorization, consent, approval, exemption or other action by or notice to, declaration, filing or registration with, any Governmental Entity or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by Seller, Company or any Water Subsidiary, or result in the creation of any Lien upon any of the assets of Company or any Water Subsidiary under, any term or provision of the charter, bylaws or similar organizational documents of Company, Seller or any Water Subsidiary or of any Contract to which Company, Seller or any Water Subsidiary is a party or by which Company, Seller or any Water Subsidiary or any of their respective assets or properties may be bound, except in the case of each of clauses (a), (b) and (c) as would not have a Company Material Adverse Effect or would not materially adversely affect the ability of Seller or Company to consummate the transactions contemplated hereby.

                3.5. Financial Statements. Included as Schedule 3.5 are consolidated financial statements of Industries or Company, as applicable, (collectively, the "Financial Statements") consisting of (a) the financial statements (including balance sheets and statements of earnings, shareholders' equity and cash flows) of Industries as of and for each of the fiscal years ended December 31, 2002, 2001 and 2000 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of Deloitte & Touche LLP for 2002 and Arthur Andersen LLP for 2001 and 2000, (b) the unaudited consolidated financial statements (including balance sheet and statements of earnings, shareholders' equity and cash flows) of Industries as of and for the year ended December 31, 2003, and
(c) an unaudited consolidated balance sheet of Company as of December 31, 2003 giving effect to the Distribution as if it had occurred on December 31, 2003 (the "Recent Balance Sheet"). Except as set forth on Schedule 3.5 and except as set forth therein, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects the financial position and results of operations of Industries or Company, as applicable, as of the dates and for the periods indicated, except in the case of unaudited statements, for the absence of notes thereto.

                3.6.    Tax Matters.

                        (a) Provision For Taxes. All material Taxes of Company and Water Subsidiaries attributable to periods preceding or ending with the date of the Recent Balance Sheet have been paid or have been included in a liability accrual for the specific Taxes on the Recent Balance Sheet. The provision made for Taxes on the Recent Balance Sheet is sufficient for the payment of all material Taxes of Company and Water Subsidiaries at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, neither Company nor any Water Subsidiary has incurred any material Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with its respective past practices, other than as the result of the transaction described in
        Section 5.9 of this Agreement.

                        (b) Tax Returns Filed. All federal income Tax and other material Tax Returns required to be filed by or on behalf of Company and each Water Subsidiary have been timely filed and, when filed, were true, correct and complete in all material respects. All material Taxes owed and/or due, and the Taxes shown as due on such Tax Returns, were paid or adequately accrued. Copies of all federal income Tax and other material Tax Returns filed by Company and each Water Subsidiary for each such Entity's three most recent fiscal years have been made available to Buyer.

                        (c) Withholding. Company and each Water Subsidiary has duly withheld and paid all material Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                        (d) Tax Audits. No claim has ever been made in writing by any authority in a jurisdiction in which Company or any Water Subsidiary does not file Tax Returns that Company or such Water Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction or authority. The material Tax Returns of Company and each Water Subsidiary that are under audit or have been audited by the Internal Revenue Service ("IRS") or other applicable Tax authorities within the past three (3) years, together with a list of all powers of attorney granted by Company or any Water Subsidiary with respect to any material Tax matter, are set forth in Schedule 3.6(d). Neither Company nor any Water Subsidiary has received from the IRS or any other applicable Tax authorities any written notice of material underpayment or assessment of Taxes that has not been paid or any written objection to any material Tax Return filed by Company or any Water Subsidiary. Except as set forth on Schedule 3.6(d), there are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any material Tax Return.

                        (e) No Tax Liens. Neither Company nor any Water Subsidiary has any material Liens for Taxes other than Permitted Liens.

                        (f) Other. Except as set forth on Schedule 3.6(f), neither Company nor any Water Subsidiary has (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) to Seller's knowledge, applied for any Tax ruling, (iii) to Seller's knowledge, entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other Contract with any Tax authority, (iv) made any payments, or been a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of
        Section 162(m) or Section 280G of the Code, or (v) been a party to any material Tax allocation, Tax sharing or Tax indemnification Contract. Neither Company nor any Water Subsidiary is a "United States real property holding company" within the meaning of Section 897 of the Code. Neither Company nor any Water Subsidiary has been the "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) with respect to a transaction described in
        Section 355 of the Code that occurred during a Tax period for which the applicable statute of limitations for assessment has not yet expired, taking into account all mitigation provisions under the Code and other applicable Law.

                3.7.    Absence of Certain Changes. Except as set forth in
Schedule 3.7, as disclosed in the Financial Statements or as contemplated by or in connection with the transactions contemplated by this Agreement, since the date of the Recent Balance Sheet, there has not been:

                        (a) No Adverse Change. Any change constituting a Company Material Adverse Effect.

                        (b) No Increase in Compensation. Any material increase in the compensation, salaries, commissions or wages payable or to become payable to any employees of Company or any Water Subsidiary, including any bonus or other employee benefit granted, made or accrued in respect of such employees (including any such increase or change pursuant to any Employee Plan/Agreement or other commitment), except to the extent increased, granted, made or accrued in the ordinary course of business consistent with past practice or as required by Law or applicable Employee Plan/Agreement.

                        (c) No Labor Disputes. Except as may result from facts, circumstances or actions relating to Buyer or its Affiliates or the transactions contemplated by this Agreement, any labor dispute or disturbance relating to Company or any Water Subsidiary, other than routine individual grievances or other disputes that would not have a Company Material Adverse Effect.

                        (d) No Distributions. Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company or any Water Subsidiary, other than the Distribution and any distributions of cash to Seller; any redemption, purchase or other acquisition by Company or any Water Subsidiary of any capital stock of such Entity, or any security relating to such capital stock; or any other payment of any kind to Seller as a shareholder of Company or to any shareholder of a Water Subsidiary as such a shareholder.

                        (e) No Disposition of Property. Any sale, lease or other disposition of any material assets of Company or any Water Subsidiary, except for sales, leases or other dispositions in the ordinary course of business.

                        (f) No Amendment of Contracts, Rights. Any entering into, material amendment or early termination of any material Contract relating to employment to which Company or any Water Subsidiary is a party, or any entering into, material amendment or early termination of any other material Contract to which Company or any Water Subsidiary is a party, or any release or waiver of any material claims or rights under any material Contract to which Company or any Water Subsidiary is a party, other than in the ordinary course of business.

                        (g) Loans and Advances. Any loan or advance made by Company or any Water Subsidiary to any Person, other than in the ordinary course of business.

                        (h) Credit. Any grant of credit by Company or any Water Subsidiary to any customer (including any distributor) of Company or such Water Subsidiary on terms or in amounts that are materially more favorable than those that have been extended to such customer in the past or any other material change in the terms of any credit heretofore extended by Company or any Water Subsidiary, except for changes made in the ordinary course of business.

                        (i) Discharge of Obligations. Any discharge, satisfaction or written agreement to satisfy or discharge any material Liability of Company or any Water Subsidiary, other than the discharge or satisfaction of Liabilities in the ordinary course of business.

                        (j) Accounting Principles. Any material change or application for any material change in Company's or any Water Subsidiary's financial or Tax accounting principles or methods, except as required by GAAP or applicable Law.

                3.8. Absence of Undisclosed Liabilities. Except as disclosed, reflected or reserved for in the Recent Balance Sheet, the Final Closing Balance Sheet or in Schedule 3.8, since December 31, 2003, neither Company nor any Water Subsidiary has incurred any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of Company and Water Subsidiaries prepared in accordance with GAAP as applied in preparing the Financial Statements other than: (a) Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or would have a Company Material Adverse Effect;
(b) Liabilities disclosed in the Disclosure Schedule or that are of the type or kind that would be disclosed in the Disclosure Schedule if they did not fall below the minimum threshold amount, term or materiality of the disclosures called for by the terms of this Agreement to be set forth in the Disclosure Schedule; and (c) Liabilities incurred in connection with the transactions contemplated hereby or otherwise contemplated or permitted by this Agreement.

                3.9. No Litigation. Except as set forth in Schedule 3.9 and except as may result from facts, circumstances or actions relating to Buyer or its Affiliates or the transactions contemplated by this Agreement, there is no Litigation pending or, to Seller's knowledge, threatened against Company or any Water Subsidiary that would have a Company Material Adverse Effect.

                3.10.   Compliance with Laws and Orders.

                        (a) Laws and Orders. Except as set forth in Schedule 3.10(a) or as would not have a Company Material Adverse Effect, Company and each Water Subsidiary (including its business and assets) are in compliance with all applicable Laws and Orders. Except as set forth in
        Schedule 3.10(a), neither Company nor any Water Subsidiary has received written notice of any violation or alleged violation of any Laws or Orders within the last two (2) years, except for such violations or alleged violations as would not have a Company Material Adverse Effect.

                        (b) Licenses and Permits. Company and each Water Subsidiary have all licenses, permits, approvals, certifications and consents of all Governmental Entities and all governmental certification organizations ("Permits") required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business (as currently conducted) and the operation of its facilities (as currently operated), except where the failure to hold such Permits or exemptions would not have a Company Material Adverse Effect. Except as would not result in a Company Material Adverse Effect or as set forth on Schedule 3.10(b), all such Permits are in full force and effect and will not be made subject to any loss, limitation or obligation to reapply as a result of the transactions contemplated hereby.

                        (c) Environmental Matters. Except for past violations for which Company or any Water Subsidiary is neither subject to any current Liability nor is reasonably likely to become subject to any future Liability and except as set forth in Schedule 3.10(c), Company and each Water Subsidiary (including its respective business and assets) are in compliance with applicable requirements of Environmental Laws including, without limitation, the requirements to hold and comply with the conditions of all Permits required by such Environmental Laws, except for such failure to comply as would not have a Company Material Adverse Effect. Except as set forth in Schedule 3.10(c), there is no Litigation nor any claim, hearing, notice of violation or demand letter pending or, to Seller's knowledge, threatened against Company or any Water Subsidiary relating in any way to the Environmental Laws except for any such matter that would not have a Company Material Adverse Effect. To Seller's knowledge, there is no Litigation pending or threatened against any Person whose Liability therefor may have been retained or assumed by or could be imputed or attributed to Company or any Water Subsidiary relating in any way to the Environmental Laws. Except as set forth in Schedule 3.10(c), to Seller's knowledge, (i) there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that are reasonably likely to result in any Liability to Company or any Water Subsidiary under Environmental Laws, including any Liabilities related to offsite disposal locations, or interfere with or prevent continued material compliance by Company or any Water Subsidiary with applicable Environmental Laws; and (ii) no Waste has been released or is present on the Real Properties as a result of the operation of the Water Business in quantities or under circumstances that require remediation reasonably likely to result in material costs pursuant to applicable Environmental Laws. Copies of all material environmental studies in the possession of Company, any Water Subsidiary or Seller, relating to any Real Property or property with respect to which any Liability has been asserted against any Water Subsidiary have been made available to Buyer. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.10(c) are Company's and Seller's exclusive representations and warranties regarding compliance with and Liabilities under Environmental Laws.

                3.11.   Title to and Condition of Properties.

                        (a) Marketable Title. Company and each Water Subsidiary has good and marketable title, valid license rights or a valid leasehold interest in all of the properties and assets used by such Entity in the operation of the Water Business, free and clear of all Liens, except for (i) zoning Laws and other land use restrictions that do not materially adversely impair the present use or occupancy of the property subject thereto; (ii) any Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith; (iii) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Liens arising in the ordinary course of business, or being contested in good faith; (iv) any Liens which have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (v) any defects, easements, rights of way, restrictions, covenants, claims or other similar charges or any other matters of record, which do not, individually or in the aggregate, have a material adverse effect on the use or possession of such properties or assets (collectively, the "Permitted Liens").

                        (b) Real Property. Schedule 3.11(b) sets forth all real property owned, used or occupied by Company and each Water Subsidiary primarily in the operation of the Water Business as of the date hereof (the "Real Property"). Each Real Property has adequate rights of access to public ways.

                        (c) Condition. Except as would not result in a Company Material Adverse Effect, all material tangible assets owned or utilized by Company or any Water Subsidiary in the operation of the Water Business as currently conducted and located on the Real Property are in adequate condition for the purposes for which they are currently used. Except as would not result in a Company Material Adverse Effect, all buildings, plants and other physical structures owned or utilized by Company or any Water Subsidiary in the operation of the Water Business as currently conducted and located on the Real Property are in adequate condition for the purposes for which they are currently used.

                        (d) No Condemnation, Expropriation or Similar Action. To Seller's knowledge, no condemnation, expropriation or taking is pending nor has Company or Seller received written notice that any such condemnation, expropriation or taking has been planned, scheduled or proposed.

                3.12. Insurance. Schedule 3.12 sets forth a list of all policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to, or that provides coverage for, the business or assets of Company and each Water Subsidiary (collectively, the "Company Insurance Policies").
Schedule 3.12 includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each Company Insurance Policy and the name of the Entity that is the owner of such policy. Company has made available copies of each Company Insurance Policy to Buyer. All Company Insurance Policies are valid and enforceable policies and provide insurance coverage with respect to the business and assets of Company and each Water Subsidiary of the kinds, in the amounts and against the risks which, in Seller's judgment, are customary for organizations of similar size and business, except for such failures to be valid or enforceable as would not have a Company Material Adverse Effect. Except as set forth in Schedule 3.12, neither Company nor any Water Subsidiary has received any written notice of cancellation or termination with respect to any Company Insurance Policy. To Seller's knowledge, Company and each Water Subsidiary has timely made all claims that it has been entitled to make under each Company Insurance Policy, except for such failure to make such claims as would not have a Company Material Adverse Effect. Except as set forth in Schedule 3.12, neither Company nor any Water Subsidiary has received any written notice from or on behalf of any insurance carrier issuing any Company Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Company Insurance Policy. Except as set forth in Schedule 3.12, there is no claim by Company or any Water Subsidiary pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies.

                3.13.   Contracts and Commitments. Except as set forth in
Schedule 3.13 (the items listed in Schedule 3.13, the "Listed Contracts"):

                        (a) Real Property Leases. Neither Company nor any Water Subsidiary (whether as lessor or lessee) is a party to any material Contracts for the lease or occupancy of Real Property, other than those entered into in the ordinary course of business.

                        (b) Personal Property Leases. Neither Company nor any Water Subsidiary (whether as lessor or lessee) is a party to any Contracts for the lease or use of any material personal property involving any remaining consideration, termination charge or other expenditure in excess of $1,000,000 (or its foreign currency equivalent as of the date hereof) or involving performance over a period of more than twelve (12) months.

                        (c) Contracts for Services. Neither Company nor any Water Subsidiary has any material Contract with any officer, employee, consultant, sales representative, dealer, distributor, franchisee or other third party performing similar functions that is not cancelable by Company or any Water Subsidiary on notice of not longer than thirty (30) calendar days without material Liability, penalty or premium.

                        (d) Powers of Attorney. Neither Company nor any Water Subsidiary has given a power of attorney or proxy that is currently in effect to any Person for any purpose whatsoever.

                        (e) Collective Bargaining Agreements. Neither Company nor any Water Subsidiary has any collective bargaining Contract with any union, guild, shop committee or other collective bargaining group.

                        (f) Loan Agreements. Neither Company nor any Water Subsidiary has any material loan Contract, promissory note, letter of credit or other evidence of indebtedness, as a signatory, guarantor or otherwise.

                        (g) Guarantees. Neither Company nor any Water Subsidiary has guaranteed the payment or performance of any Person, agreed to indemnify any Person (except under Contracts entered into by Company or a Water Subsidiary in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person for amounts that are material to Company and Water Subsidiaries taken as a whole.

                        (h) Governmental Contracts. Neither Company nor any Water Subsidiary has any material Contract with any Governmental Entity, other than those entered into in the ordinary course of business.

                        (i) Agreements Relating to Company Trade Rights. Neither Company nor any Water Subsidiary has any material consulting, development, joint development or similar material Contract relating to any of the Company Trade Rights, other than those entered into in the ordinary course of business.

                        (j) Restrictive Agreements. Neither Company nor any Water Subsidiary has any Contract (i) prohibiting or restricting Company or any Water Subsidiary from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world or (ii) relating to the location of employees or a minimum number of employees to be employed by Company or any Water Subsidiary.

                        (k) Other Material Contracts. Neither Company nor any Water Subsidiary has any Contract involving consideration or other expenditure in excess of $1,000,000 (or its foreign currency equivalent as of the date hereof), or involving performance over a period of more than twelve (12) months, or that is otherwise individually material to the operations of Company and Water Subsidiaries, taken as a whole and not entered into in the ordinary course of business.

                3.14. No Default. Except as set forth on Schedule 3.14, neither Company nor any Water Subsidiary is in default under any Listed Contract to which it is a party, and to Seller's knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default by Company or any Water Subsidiary thereunder or cause the acceleration of any of Company's or any Water Subsidiary's obligations thereunder or result in the creation of any Lien, other than Permitted Liens, on any of Company's or any Water Subsidiary's assets, other than, in any such case, as would not have a Company Material Adverse Effect. To Seller's knowledge, no third party is in default in any material respect under any Listed Contract to which Company or any Water Subsidiary is a party, other than as would not have a Company Material Adverse Effect.

                3.15. Labor Matters. Except as may result from facts, circumstances or actions relating to Buyer or its Affiliates or the transactions contemplated by this Agreement or as set forth on Schedule 3.15: (a) within the last three (3) years, neither Company nor any Water Subsidiary has experienced any material labor disputes, work stoppages due to labor disagreements or, to Seller's knowledge, any union organization attempts; (b) there is no unfair labor practice charge pending before the National Labor Relations Board or, to Seller's knowledge, threatened against Company or any Water Subsidiary; (c) there is no material labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against or affecting Company or any Water Subsidiary; and (d) no question concerning representation has been raised or, to Seller's knowledge, is threatened relating to the employees of Company or any Water Subsidiary.

                3.16.   Employee Benefit Plans.

                (a) Disclosure. Schedule 3.16(a)-1 sets forth a list of all plans, programs, Contracts, policies and practices, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, "parachute," severance, vacation, sick leave, fringe or welfare benefits, any employment Contracts, "golden parachutes," "employee benefit plans" (as defined in Section 3(3) of ERISA), and written or binding oral statements of policies, practices or understandings relating to employment that are sponsored or maintained by Company or any ERISA Affiliate, or to which Company or any ERISA Affiliate contributes or is required to contribute, for the benefit of any person who currently is or formerly was employed in respect of the Water Business or who currently serves or previously served as a director in respect of the Water Business (collectively, the "Employee Plans/Agreements"). Schedule 3.16(a)-1 separately identifies each Employee Plan/Agreement covering employees or former employees who primarily perform or performed, as the case may be, services outside of the United States. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither Company nor any Water Subsidiary and, except as set forth on Schedule 3.16(a)-2, no ERISA Affiliate of Company or any Water Subsidiary has ever contributed nor been obligated to contribute to any such multiemployer plan.

                        (b) Delivery of Documents. Company and Seller have made available to Buyer copies of the following information with respect to each Employee Plan/Agreement:

                                (i) the Employee Plan/Agreement, including all amendments, or if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

                                (ii)    the most recent annual report, if
                        required under ERISA;

                                (iii) the summary plan description, together with each summary of material modifications, if required under ERISA;

                                (iv) if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the insurance policy or contract of the trust or other funding agreement and the most recent financial statements thereof; and

                                (v)     the most recent determination letter
                        received from the IRS with respect to any Employee Plan/Agreement that is intended to be qualified under
                        Section 401 of the Code.

                        (c) Terminations, Proceedings, Penalties, Etc. With respect to each Employee Plan/Agreement that is subject to Title IV of ERISA, and, solely for purposes of clauses (i), (ii), (iii) and (iv) immediately following, with respect to any other plan subject to Title IV of ERISA and maintained or contributed to by an ERISA Affiliate of Company or any Water Subsidiary:

                                (i) no such plan has been terminated so as to subject, directly or indirectly, Company or any Water Subsidiary to any Liability or any of Company's or any Water Subsidiary's assets to the imposition of any Lien under Title IV of ERISA;

                                (ii)    no proceeding has been initiated or
                        threatened by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such plan;

                                (iii) no condition or event currently exists or is reasonably expected to occur that could subject, directly or indirectly, Company or any Water Subsidiary to any Liability (other than for the payment of termination insurance premiums) or any of Company's or any Water Subsidiary's assets to the imposition of any Lien under Title IV of ERISA;

                                (iv)    other than the execution of this
                        Agreement or the consummation of any transaction contemplated by this Agreement, no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, except for any such reportable event for which the 30-day notice requirement has been waived or that could not reasonably be expected to subject Company or any Water Subsidiary to any Liability;

                                (v) no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived;

                                (vi)    no such plan is a plan described in
                        Section 4064 of ERISA; and

                                (vii)   except as disclosed on Schedule
                        3.16(c)(vii), the present value of the accumulated benefit obligations under such plan, as determined by such plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared with respect to such plan, did not, as of such plan's most recent valuation date, exceed the then current value of the assets of such plan allocable to such accumulated benefit obligations.

                        (d)     Prohibited Transactions. Except as set forth on
        Schedule 3.16(d), there have been no "prohibited transactions" (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, other than any such prohibited transaction that could not subject Company or any Water Subsidiary to any Liability. No

        Person who is a "fiduciary" (as defined in Section 3(21) of ERISA) with respect an Employee Plan/Agreement has any Liability for breach of fiduciary duty in connection with the administration or investment of the assets of an Employee Plan/Agreement.

                        (e) No person engaged by Company or any Water Subsidiary as an independent contractor, third party contract laborer, temporary employee, or "leased employee" (within the meaning of Section 414(n) of the Code) has ever been improperly excluded from participation in an Employee Plan/Agreement, nor has Company or any Water Subsidiary used the services of such individuals to an extent that would reasonably be expected to result in the disqualification of any Employee Plan/Agreement or the imposition of penalties or excise Taxes with respect to the Employee Plan/Agreements by the IRS, the United States Department of Labor or other Governmental Entity.

                        (f)     Payments and Compliance. Except as set forth on
        Schedule 3.16(f), with respect to each Employee Plan/Agreement, (i) all payments due from the Employee Plan/Agreement (or from Company or any Water Subsidiary with respect to the Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of Company or a Water Subsidiary; (ii) such Employee Plan/Agreement has been operated and administered in all material respects in accordance with its terms and all Laws, including ERISA and the Code; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were true, correct and complete; (iv) if the Employee Plan/Agreement is intended to qualify under Section 401 of the Code, it has received a favorable determination letter from the IRS with respect to such qualification and nothing has occurred since the date of such letter that is reasonably likely to result in the revocation of such determination; (v) there is no Litigation pending (other than routine Litigation for benefits) or, to Seller's knowledge, threatened with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement, except for such Litigation as would not have a Company Material Adverse Effect; and (vi) all employer and employee contributions that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or accrued in accordance with past custom or practice of the Company or Water Subsidiary.

                        (g)     Post Retirement Benefits. Except as disclosed on
        Schedule 3.16(g), no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Company or any Water Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as Liabilities on the books of Company or a Water Subsidiary or (iv) benefits the entire costs of which are borne by such individual or his or her beneficiary.

                        (h) No Triggering of Obligations. Except as set forth on Schedule 3.16(h), the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or director of Company or any Water Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee or director of Company or any Water Subsidiary.

                        (i) Future Commitments. Neither Company nor any Water Subsidiary has announced any plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements.

                3.17. Trade Rights. Schedule 3.17 contains a list of all Company Trade Rights registrations and applications owned by Company or a Water Subsidiary. All Company Trade Rights shown as registered in Schedule 3.17 have been properly registered in the jurisdictions set forth in Schedule 3.17. All pending registrations and applications listed on Schedule 3.17 have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications are current. To Seller's knowledge, to conduct its respective business as it is currently conducted, neither Company nor any Water Subsidiary requires any Trade Rights that it does not already have a right to use. Neither Company nor any Water Subsidiary is infringing or in the past two (2) years has infringed any Trade Rights of another. To Seller's knowledge, no Person is infringing or in the past two (2) years has infringed any of the Company Trade Rights. Except as set forth in
Schedule 3.17, neither Company nor any Water Subsidiary pays any material royalties or other material monetary consideration for the right to use any Trade Rights of others, other than payments in the ordinary course of business.

                3.18. Product Warranty and Product Liability. Neither Company nor any Water Subsidiary has provided a warranty for sales of Products other than in the ordinary course of business. Schedule 3.18 also contains a description of all material pending product warranty claims. Except as set forth on Schedule 3.18, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign that would result in a Company Material Adverse Effect, and to Seller's knowledge, no facts or conditions exist that could reasonably be expected to result in such a recall campaign.

                3.19. Certain Relationships to Company. All material Contracts and material obligations between Company or any Water Subsidiary and any Affiliate of Company or any Water Subsidiary (other than Company and Water Subsidiaries) are described in Schedule 3.19. Schedule 3.19 contains a list of all material services provided to Company or any Water Subsidiary by employees of any Affiliates of Company or any Water Subsidiary (other than Company and Water Subsidiaries). Any assets owned, leased or licensed by the Non-Water Subsidiaries that are necessary to the operation of the business of Company and Water Subsidiaries as currently conducted will be owned, leased or licensed by Company or Water Subsidiaries as of the Closing.

                3.20.   Customers and Suppliers.

                        (a) Major Customers. Schedule 3.20(a) contains a list of the five (5) largest customers, including distributors, of each of Sta-Rite Industries, LLC, Hypro, LLC and SHURflo, LLC for the most recent fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer for such fiscal year without disclosure of such customers' names or other identifying characteristics. Except as would not result in a Company Material Adverse Effect, neither Company nor any Water Subsidiary has received any notice as of the date hereof that any of the customers described in Schedule 3.20(a) will not continue to be customers of Company and Water Subsidiaries after the Closing at substantially the same level of purchases set forth on Schedule 3.20(a).

                        (b) Major Suppliers. Schedule 3.20(b) contains a list of the five (5) largest suppliers to each of Sta-Rite Industries, LLC, Hypro, LLC and SHURflo, LLC for the most recent fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier for such fiscal year without disclosure of such suppliers' names or other identifying characteristics. Except as would not result in a Company Material Adverse Effect, neither Company nor any Water Subsidiary has received any notice as of the date hereof that any of the suppliers described in Schedule 3.20(b) will not continue to be suppliers to Company and Water Subsidiaries after the Closing and will not continue to supply Company and Water Subsidiaries with substantially the same quantity of goods and services at competitive prices.

                3.21. No Brokers or Finders. Except for such fees that will be paid by Seller, none of Company, Seller nor any Water Subsidiary nor any of their respective directors, officers or employees has retained, employed or used any investment banking firm, broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker's or finder's fees.

                3.22.   Limit of Representations.

Notwithstanding anything to the contrary contained in this Agreement, (a) all representations and warranties contained in this Article 3 shall assume the consummation of the Distribution; and (b) except to the extent the representations and warranties contained in Section 3.19 and the first two sentences of Section 3.1(d) relate to Non-Water Subsidiaries, no representation or warranty contained in this Article 3 shall in any way apply to any Non-Water Subsidiary or the business or operations of any Non-Water Subsidiary or any Other Businesses.

        4.      REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer makes the following representations and warranties to Company and Seller.

                4.1.    Corporate.

                        (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota.

                        (b) Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                4.2. Authority. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer and no other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the consummation by Buyer of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

                4.3. No Violation. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby
(a) will violate any Laws or Orders of any Governmental Entity applicable to Buyer, (b) except for applicable requirements (i) of the HSR Act and any other Competition Laws; (ii) under the Exchange Act; and (iii) of any national securities exchange upon which shares of common stock of Buyer are listed, will require on the part of Buyer any authorization, consent, approval, exemption or other action by or notice to, declaration, filing or registration with, any Governmental Entity or (c) except as set forth on Exhibit 4.3 will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by Buyer, any term or provision of the charter, bylaws or similar organizational documents of Buyer or of any Contract to which Buyer is a party or by which Buyer or any of its assets or properties may be bound.

                4.4. Sufficient Funds. Buyer has obtained legally binding financing commitments from responsible financial institutions, copies of which are attached as Exhibit 4.4 (the "Financing Commitments"), to provide cash to Buyer in an amount sufficient to enable Buyer to consummate the transactions contemplated by this Agreement.

                4.5. No Brokers or Finders. Except for such fees that will be paid by Buyer, neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any investment banking firm, broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker's or finder's fees.

                4.6. Investment Intent Representation. Buyer is acquiring the Shares for its own account and not with a view toward any resale or distribution of any of the Shares or any beneficial interest in the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with foreign securities laws, in each case, to the extent applicable.

        5.      COVENANTS PRIOR TO THE CLOSING

                5.1.    Pre-Closing Access to Information and Real Property.

                        (a) General. From the date hereof until the earlier of the Closing and date of termination of this Agreement and except as prohibited by applicable Law, Company and Seller shall, and shall use their commercially reasonable efforts to cause Water Subsidiaries and Company's and Water Subsidiaries' officers, employees, agents, independent accountants and advisors ("Representatives") to, furnish to Buyer and its Representatives, at reasonable times and places, (i) subject to Section 5.1(b), such access to the facilities of the Water Business as Buyer may from time to time reasonably request; (ii) such access to the assets, books and records of Company and Water Subsidiaries as Buyer may from time to time reasonably request; and
        (iii) such access to financial and operating data and other information relating to Company and Water Subsidiaries as Buyer may from time to time reasonably request, including access to the work papers of Company's independent auditors (with the consent of such auditors); provided, however, that nothing herein shall require Company or Water Subsidiaries to disclose any information to Buyer if such disclosure (A) would cause significant competitive harm to Company, Water Subsidiaries or their Affiliates if the transactions contemplated by this Agreement are not consummated or (B) would be in violation of applicable Laws of any Governmental Entity or the provisions of any agreement to which Seller or Company or any Water Subsidiary is a party; provided further, that notwithstanding clause (A), and subject to clause (B), of the foregoing proviso, Seller and Company shall, and shall use their commercially reasonable efforts to cause Water Subsidiaries and their Representatives to, provide information to Buyer's Consultant subject to the terms of Exhibit 5.1(a). Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference and which shall survive termination of this Agreement and which shall govern the treatment of all information provided to or obtained by Buyer in connection with the transactions contemplated by the Agreement.

                        (b) Access to Real Property. Buyer understands and agrees that any on-site inspections of the Real Property, including by the Environmental Consultant, shall be conducted upon not less than forty-eight (48) hours' prior notice to Company and/or the Water Subsidiary operating at such Real Property and in the presence of a representative of Company or the applicable Water Subsidiary. Without limiting Section 5.1(a)(i), from the date hereof until the earlier of the Closing and date of termination of this Agreement, Seller and Company agree to furnish to Buyer and its Representatives, at reasonable times and places such access to the facilities of the Water Business as Buyer may from time to time reasonably request for the Environmental Consultant to conduct environmental inspections, investigations and testing (including Phase I environmental site assessments and audits) of the operations and Real Property of Company and the Water Subsidiaries. Notwithstanding the foregoing, the Parties agree that the Environmental Consultant may only conduct Phase II environmental site assessments and audits on a Real Property if Buyer, Buyer's environmental counsel, the Environmental Consultant and Seller and Seller's environmental counsel collectively shall reasonably determine, based on the results of the Phase I environmental site assessments and audits or any other information or evidence available to them, that Waste is present or likely present on, at, above or below any Real Property and (A) such Phase I environmental site assessments and audits or other information or evidence indicate that a release of such Waste into structures on the Real Property or into the ground, groundwater or surface water of the Real Property has occurred, (B) such Waste presents a material risk to human health or the environment or (C) such Waste is reasonably likely to result in material Liability to the Company or any Water Subsidiary under Environmental Laws. Buyer shall (i) use commercially reasonable efforts to conduct its investigations at the Real Property, including by the Environmental Consultant, in a manner that minimizes any disruption of the operations of Company and/or any Water Subsidiary at the Real Property and (ii) indemnify, protect, defend and hold harmless Company and each Water Subsidiary from any and all claims (including, without limitation, any claim for a mechanic's lien or materialman's lien), causes of action, costs, losses, damages and reasonable attorneys' fees incurred by Company or any Water Subsidiary in connection with or arising out of any inspections carried on by or on behalf of Buyer pursuant to this Section 5.1 (except to the extent of conditions disclosed in any such inspection that existed prior to such inspection and that constitute a breach of a representation or warranty contained in Section 3.10(c)). The provisions of the preceding sentence of this
        Section 5.1(b) shall survive the termination of this Agreement.

                        (c) Financial Statements. Seller, at its expense, shall engage Deloitte to conduct an audit of the consolidated balance sheet of Industries as of December 31, 2003 and shall deliver such audited consolidated balance sheet of Industries on or prior to March 15, 2004. Upon the Closing or earlier with the consent of Seller (which consent shall not be unreasonably withheld or delayed), Buyer may arrange, at Buyer's sole cost and expense, and Company and Seller shall use commercially reasonable efforts to cooperate with Buyer, to have such financial statements of Company after giving effect to the Distribution audited to the extent Buyer is required to file with the Securities and Exchange Commission in a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

                        (d) Sarbanes-Oxley Implementation. From the date hereof until the earlier of the Closing and date of termination of this Agreement and except as prohibited by applicable Law, Seller will use commercially reasonably efforts to cause Company and Water Subsidiaries to (i) implement a process to document their significant internal controls over financial reporting and an internal testing and remediation program with respect to such controls and (ii) furnish to Buyer and its Representatives, at reasonable times and places, and in accordance with the limitations described in Section 5.1(a), access to the Representatives of Seller, Company and Water Subsidiaries primarily responsible for the implementation described in clause (i) above. Buyer shall be solely responsible for the payment of all costs and expenses relating to the activities of Buyer and its Representatives pursuant to the foregoing clause (ii) and any incremental costs or expenses that may be imposed on Seller, Company or Water Subsidiaries as a result of such activities of Buyer and its Representatives.

                5.2. Conduct of Business Pending the Closing. From the date hereof until the earlier of the Closing and date of termination of the Agreement, except as required or contemplated by or in connection with the transactions contemplated by this Agreement, including as disclosed on the Disclosure Schedule, and except for any actions taken by Seller, Company or Water Subsidiaries of the type set forth in Exhibit 5.2 or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed):

                        (a) No Material Changes. Seller will cause Company and each Water Subsidiary to conduct its business in the ordinary and usual course of business and will not make or institute any material changes in its methods of operation.

                        (b) Maintain Organization. Seller will cause Company and each Water Subsidiary to use commercially reasonable efforts to preserve its business intact and to preserve for Buyer its current relationships with its suppliers, customers and others with which it has business dealings.

                        (c) No Corporate Changes. Seller will cause Company and each Water Subsidiary not to amend its charter, bylaws or similar organizational documents or make any changes in its authorized or issued capital stock. Seller will cause Company and each Water Subsidiary not to issue any additional capital stock or enter into any Contract to issue any additional capital stock.

                        (d) No Capital Expenditures. Seller will cause Company and each Water Subsidiary not to make any unbudgeted capital expenditure, nor commit to make any unbudgeted capital expenditure, in excess of Five Hundred Thousand Dollars ($500,000) (or its foreign currency equivalent as of the date hereof), except pursuant to a Listed Contract.

                        (e) Maintenance of Insurance. Seller will cause Company and Water Subsidiaries to use commercially reasonable efforts to maintain insurance policies comparable to the policies in effect as of the date of this Agreement.

                        (f) Interim Financials. Seller will cause Company to make available to Buyer such interim monthly financial statements of Company and Water Subsidiaries as Company and Water Subsidiaries have prepared and Company has used in the ordinary course of managing the Water Business and measuring and reporting the operating results of Company and Water Subsidiaries, as soon as practicable after they are available.

                        (g) No Negotiations. Until the Closing or until this Agreement has been terminated in accordance with its terms, Seller will not, and will cause Company and Seller's and Company's respective officers, director and agents not to, solicit or furnish any information to, commence or conduct presently ongoing negotiations with, or enter into any Contract with, any Person other than Buyer relating to the sale or other disposition of a material portion of the assets of the Water Business or of all or any portion of the capital stock of Company or any Water Subsidiary, in each case whether directly or indirectly, or by merger, sale of stock, reorganization, recapitalization or otherwise (an "Acquisition Proposal"). Company and Seller will promptly provide Buyer written notice of any such Acquisition Proposal and the terms thereof.

                        (h) No Transfer of Shares. Seller will not transfer any of the Shares except to Buyer pursuant hereto.

                5.3. Further Assurances. Each of the Parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                5.4. Certain Filings. Each Party shall make or cause to be made, in cooperation with the other Parties and to the extent applicable and as promptly as practicable, (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within ten (10) business days following the date hereof) and (b) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to respond at the earliest practicable date with any requests for additional information made by the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "DOJ") or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use all commercially reasonable efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any proposed communication, understanding or agreement with any Governmental Entity with respect to the transactions contemplated by the Agreement. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any governmental authority in respect of any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. Without limiting the foregoing, Buyer and Seller shall each use all commercially reasonable efforts: (i) to avoid the entry of any judgment that would restrain, prevent or delay the Closing, on or before the Termination Date; and (ii) to eliminate every impediment under any Competition Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date).

                5.5. Title Insurance. Not less than thirty (30) calendar days prior to the Closing, Company and Seller shall provide to Buyer copies of any title insurance commitments and/or policies for the Real Property that are currently in their possession. Company and Seller shall use commercially reasonable efforts to cooperate with Buyer (which shall not include the expenditure of any amounts by Seller and/or Company) to assist Buyer in obtaining title insurance commitments pursuant to which the title company shall commit to issue to Buyer standard form owner's policies of title insurance with respect to all Real Property owned by the Water Subsidiaries. Such cooperation by Company and Seller shall include providing the title insurance company with such affidavits, certificates or similar instruments as the title insurance company may reasonably and customarily require. Buyer shall be solely responsible for all costs associated with such title insurance commitments and any premiums for any title policies for the Real Property.

                5.6. Surveys. Not less than thirty (30) calendar days prior to the Closing, Company and Seller shall provide to Buyer copies of any surveys of the Real Property that are currently in their possession. Subject to the provisions of Section 5.1(b), Company and Seller shall use commercially reasonable efforts to cooperate with Buyer (which shall not include the expenditure of any amounts by Seller and/or Company) to assist Buyer in obtaining surveys of all Real Property owned by the Water Subsidiaries. Buyer shall be solely responsible for all costs associated with the preparation of such surveys.

                5.7. Notification. Prior to the Closing, Seller shall promptly notify Buyer (after Seller has notice thereof), and Buyer shall promptly notify Seller (after Buyer has notice thereof), and keep such other Parties advised, as to any Litigation pending and known to such Party or, to its actual knowledge, threatened against such Party that challenges the transactions contemplated hereby. In addition, prior to the Closing, Seller shall promptly notify Buyer (after Seller has notice thereof), as to any Company Material Adverse Effect and Buyer shall promptly notify Seller (after Buyer has notice thereof) of any Buyer Material Adverse Effect.

                5.8. Financing. Buyer will use its best efforts to consummate the funding contemplated by the Financing Commitments prior to Closing. If any portion of the funding contemplated by the Financing Commitments becomes unavailable, regardless of fault, then Buyer will use its best efforts to obtain from other sources the financing necessary for the consummation of the transactions contemplated hereby (the "Other Financing"). Consistent with the foregoing, Buyer will not take any action or omit to take any action that may impair its ability, or its prospective lenders' willingness, to consummate the Financing Commitments in accordance with the terms of the Financing Commitments. Buyer will keep Seller reasonably informed as to the status of the Financing Commitments and will notify Seller promptly of any material developments with respect to the Financing Commitments.

                5.9. Non-Water Subsidiaries. Prior to the Closing, Seller shall cause Company to distribute to Seller (a) its direct or indirect equity or other ownership interest in Non-Water Subsidiaries (the "Distribution"), (b) all of Company's cash such that the sole asset of Company at the Closing is the equity interests of Industries and (c) all of Industries' cash. Seller will use its commercially reasonable efforts to obtain any requisite approvals from the Public Service Commission of the State of Wisconsin (the "PSCW") to permit the consummation of the Distribution and to confirm that Company and the Water Subsidiaries will not be subject to regulation by the PSCW as of the Distribution. Buyer shall use its commercially reasonable efforts to cooperate with Seller, as and to the extent reasonably requested by Seller, in connection with obtaining such approvals. Seller and Company will (i) consult with Buyer with respect to, permit Buyer and its counsel to review in advance and make reasonable comments on, any proposed material written communications, including any application for an order for such approvals, to the PSCW, (ii) furnish to Buyer copies of all material correspondence, filings and written communications between Seller or Company and the PSCW with respect to such approvals and (iii) notify Buyer promptly of any material developments with respect to obtaining such approvals.

                5.10. Intercompany Indebtedness. Immediately prior to the Closing, Seller shall, and shall cause its Affiliates (other than Company and Water Subsidiaries) to, settle any outstanding obligations or indebtedness of Company and Water Subsidiaries owed to Seller or its Affiliates (other than Company and Water Subsidiaries) ("Intercompany Indebtedness") by way of capital contribution in kind.

                5.11.   Employee Benefit Plan Matters.

                        (a) Effective not later than immediately before the Closing, Seller shall cause the assets of any Employee Plan/Agreement that are attributable to Company Employees or former employees of the Water Business and that are held under a trust or other arrangement that is intended to be exempt from taxation under Section 501(a) of the Code to be held under such a trust or other arrangement of which Company or a Water Subsidiary is the sole settlor (but in any event only to the extent that the liabilities attributable to such assets will be liabilities of a Buyer Plan immediately after the Closing). Subject to ERISA and other applicable Law, the assets so held under each trust so settled by Company or a Water Subsidiary (net of any trading, transaction or trust establishment expenses), shall consist of cash, marketable and other liquid securities, or other property which can be liquidated to cash within a commercially reasonable period of time or which provides for the payment of benefits as and when the become due (e.g., an annuity contract).

                        (b) Not later than two weeks after the date hereof, Buyer shall identify for Seller not fewer than twenty (20) Company Employees who shall be identified on Exhibit B of the form of Company Retention and Severance Plan attached hereto as Exhibit 5.11(b), and effective not later than the Closing, Company shall adopt such plan (with Exhibit B thereto incorporating solely the names of the Company Employees so identified by Buyer) in the form of the document attached hereto as Exhibit 5.11(b).

                        (c) The Parties shall use their commercially reasonable efforts to cooperate and share such information as is reasonably necessary for the transition in the administration and provision of benefits under the Employee Plans/Agreements.

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

                5.12.   Limitation on Covenants.

Notwithstanding anything to the contrary contained in this Agreement, no obligations or covenants of Company and Water Subsidiaries contained in Article 5 (other than as specifically set forth in Section 5.9) shall in any way apply to or restrict the operations of any Non-Water Subsidiary or any Other Businesses.

        6.      ADDITIONAL COVENANTS

                6.1.    Post-Closing Access to Information; Cooperation.

                        (a) Access to Information. After the Closing, for a period of seven (7) years after the Closing Date, each Party shall preserve and retain, or, cause its Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other books and records of such Party and its Subsidiaries (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of Company and Water Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, each Party and its Subsidiaries may dispose of any such books and records which are offered to, but not accepted by, the other Party. Each Party shall not, and shall not permit its Subsidiaries to, dispose of any such books and records at any time after such seven-year period without first offering such books and records to the other Party. After the Closing Date, each Party shall, and shall cause its Subsidiaries to, permit the other Party and its authorized Representatives to have reasonable access to, and to inspect and copy, all materials referred to in this Section 6.1(a) and to meet with officers and employees of such Party and its Subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such officers as witnesses. Without limiting the foregoing, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.

                        (b) Cooperation. Each Party shall use their respective commercially reasonable efforts to cooperate with each other, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 6.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to Company's business or assets. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party's employees who assist the requesting Party, unless the requesting Party is entitled to indemnification therefor under
        Article 9 or such costs, salary and expenses are incurred by the cooperating Party in assisting the requesting Party to prepare a Tax Return described in Section 6.2(a) or Section 6.2(b).

                        (c) Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 6.1, although the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this
        Section 6.1, as to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the rules of discovery.

                6.2. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

                        (a) Tax Periods Ending on or Before the Closing Date. Between the date of this Agreement and the Closing Date, Seller shall file, or cause Company and Water Subsidiaries to file, on a timely basis all Tax Returns that are required to be filed by Company and Water Subsidiaries prior to the Closing Date (taking into account any extensions of time to file). Buyer shall prepare or cause to be prepared, in a manner consistent with the past practice of Company and Water Subsidiaries, except as otherwise required by applicable Law, and file or cause to be filed all Tax Returns for Company and Water Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date (other than income (or franchise) Tax Returns with respect to periods for which a consolidated, unitary or combined income (or franchise) Tax Return of Seller or any Affiliate of Seller (other than Company or a Water Subsidiary) will include the operations of Company or any Water Subsidiary). In the case of each such Tax Return prepared or filed by Buyer, Buyer shall submit a pro forma Tax Return (with copies of any relevant schedules, work papers and other documentation) to Seller for approval within a reasonable time prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), which approval shall not be unreasonably withheld, and shall incorporate on such Tax Return any reasonable comments timely provided in writing by Seller in respect of such Tax Return. Seller shall pay or cause Company and Water Subsidiaries to pay all Taxes due and payable on the Tax Returns filed under the first sentence of this Section 6.2(a) and shall reimburse Buyer for all Taxes of Company and Water Subsidiaries due and payable on the Tax Returns filed under the second sentence of this Section 6.2(a) within ten (10) business days after payment by Buyer, Company or any Water Subsidiary of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet.

                        (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared, in a manner consistent with the past practice of Company and Water Subsidiaries, except as otherwise required by applicable Law, and file or cause to be filed any Tax Returns of Company and Water Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date. In the case of each such Tax

        Return prepared or filed by Buyer, Buyer shall submit a pro forma Tax Return (with copies of any relevant schedules, work papers and other documentation) to Seller for approval within a reasonable time prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), which approval shall not be unreasonably withheld, and shall incorporate on such Tax Return any reasonable comments timely provided in writing by Seller in respect of such Tax Return. Seller shall pay to Buyer within ten (10) business days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts or net worth (e.g., franchise taxes), be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and
        (ii) in the case of any Taxes based upon or related to income or receipts or net worth (e.g., franchise taxes), be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the "closing of the books" method of accounting, and in a manner consistent with the Final Closing Balance Sheet. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

                        (c) Consolidated Returns for Periods Through the Closing Date. Seller shall include the income of Company and Water Subsidiaries (including any deferred income triggered into income by Treasury Regulation Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the consolidated, combined or unitary federal (and state) income (or franchise) Tax Returns of Seller for all periods through and including the Closing Date and pay any Taxes attributable to such income. Company and Water Subsidiaries shall furnish Tax information to Seller for inclusion in Seller's federal (and state) consolidated (or combined) income Tax Return for the period that includes the Closing Date in accordance with the past custom and practice of Company and Water Subsidiaries. Seller shall allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to Company or any Water Subsidiary. Seller shall take no position on such Tax Returns that relate to Company or any Water Subsidiary that would materially adversely affect Company or any Water Subsidiary after the Closing Date, unless such position would be reasonable in the case of a Person that owned Company or any Water Subsidiary both before and after the Closing Date. For the purposes of such Tax Returns, the income of Company and Water Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Company and Water Subsidiaries as of the end of the Closing Date and in a manner consistent with the Final Closing Balance Sheet. Seller shall not settle any audit of a federal or state income (or franchise) Tax Return with respect to periods for which a consolidated, unitary or combined income (or franchise) Tax Return of Seller or of any Affiliate of Seller (other than Company or any Water Subsidiary) will include the operations of Company or any Water Subsidiary in a manner that would materially adversely affect

        Company or any Water Subsidiary after the Closing Date, unless such settlement would be reasonable in the case of a Person that owned Company or any Water Subsidiary both before and after the Closing Date, and Seller shall disclose to Buyer information relating to any such settled audit to the extent such settled audit has a material effect on the Tax Liabilities of Company or any Water Subsidiary in any Tax period, or portion thereof, that begins after the Closing Date.

                        (d) Refunds or Credits. At the reasonable request of Seller, Buyer shall cooperate, or cause Company or Water Subsidiaries to cooperate, with Seller in obtaining any refunds or credits (including interest thereon) relating to Taxes for which Seller or any of its Affiliates (other than Company or a Water Subsidiary) may be liable under this Agreement; provided, however, that Buyer shall not be required to file such claims for refund to the extent such claims for refund would have a material adverse effect in future periods or to the extent the claims for refund relate to a carryback of an item. Buyer, Company or Water Subsidiary, as applicable, shall be entitled to all other refunds and credits of Taxes; provided, however, that Buyer shall not allow the amendment of any Tax Return relating to any Taxes of Company or any Water Subsidiary for a period ending on or prior to the Closing Date or the carryback of an item to a period ending on or prior to the Closing Date without Seller's consent. For purposes of this paragraph, the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash.

                        (e) Resolution of Disagreements Between Seller and Buyer. If either Seller or Buyer disagrees as to the amount of Taxes for which it is liable under this Agreement, Seller and Buyer shall promptly consult each other to resolve such dispute following the receipt of written notice from either Party to begin such consultation. If any such point of disagreement cannot be resolved within twenty (20) business days of the date of such written notice, Seller and Buyer shall within ten (10) business days after such period jointly select a nationally recognized independent public accounting or law firm with no material relationship to Seller or Buyer to act as an arbitrator to resolve, within forty-five (45) days after its selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such accounting or law firm at the time of its selection. If Seller, on the one hand, and Buyer, on the other hand, cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting or law firms to select such firm within five (5) business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on Buyer and Seller. The fees of such independent public accounting or law firm shall be divided equally between Seller, on the one hand, and Buyer, on the other hand. Seller and Buyer shall (and shall cause Company and each Water Subsidiary to) provide to such firm full cooperation.

                        (f)     Payments.

                                (i) The Parties hereto agree to treat all indemnification payments made pursuant to this Agreement as adjustments to the Purchase Price for all income Tax purposes and to take no position contrary thereto in any Tax Return or proceeding before any taxing authority, except as otherwise required by applicable Law or any applicable Order.

                                (ii) The Parties hereto agree to allocate the Purchase Price to the Shares for all income Tax purposes and to take no position contrary thereto in any Tax Return or proceeding before any taxing authority, except as otherwise required by applicable Law or any applicable Order.

                        (g) Tax Sharing Agreement. All Tax sharing Contracts or similar Contracts with respect to or involving Company or any Water Subsidiary shall be terminated as of the Closing Date, and after the Closing Date, neither Company nor any Water Subsidiary shall be bound thereby or have any Liability thereunder, and such Contracts shall have no further effect for any Tax year (whether the current year, a future year or a past year).

                6.3.    Employee Benefit Plan Matters.

                        (a) With respect to any employee benefits that are provided to an individual who is an employee of Company or any Water Subsidiary (including any individual on layoff, disability or leave of absence, paid or unpaid) immediately before the Closing ("Company Employees") under any employee benefit plan, program, arrangement or agreement maintained after the Closing by Buyer or its Affiliates ("Buyer Plans"), Buyer shall cause service accrued by Company Employees during employment with Company or Water Subsidiaries prior to the Closing Date to be recognized for all purposes to the same extent recognized by Company or Water Subsidiaries immediately prior to the Closing Date, except to the extent necessary to prevent duplication of benefits. Notwithstanding the foregoing, with respect to any Buyer Plan which did not benefit Company Employees prior to Closing, service accrued by Company Employees for employment with Company or a Water Subsidiary prior to Closing need not be recognized for purposes of benefit accrual, except as required by applicable Law. With respect to any medical, dental or other welfare benefits that are provided at any time to Company Employees under Buyer Plans, any applicable pre-existing condition exclusions and waiting periods (except to the extent such limitations or waiting periods are already in effect with respect to such employees and have not been satisfied under the comparable Employee Plan/Agreement immediately prior to the Closing Date) shall be waived, and each Company Employee shall be provided with credit for any copayments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

                        (b) Buyer shall cause to be provided and be solely responsible for any continuation coverage required under Section 4980B of the Code, Sections 601-608 of ERISA or applicable state Law ("COBRA") with respect to any current or former employee of Company or any Water Subsidiary whose "qualifying event" (as that term is defined in COBRA) occurs or occurred at or before the Closing or in connection with the transactions contemplated by this Agreement.

                        (c) Buyer shall cause Company and Water Subsidiaries to honor in accordance with its terms the Company Retention and Severance Plan referenced in Section 5.11(b).

                6.4. Pump Business Headquarters. After the Closing, Buyer will establish the headquarters for its water pump business in Southeastern Wisconsin.

                6.5.    Certain Product Safety Matters.

Buyer acknowledges and agrees that Seller, Company and Water Subsidiaries have been actively involved in efforts to prevent and minimize Liabilities associated with certain consumer product safety matters commonly referred to as "entrapment injuries" including, without limitation, through cooperation with The Industry Consortium for the Prevention of Entrapment Injuries. Buyer agrees that, following the Closing, Buyer, Company and its Subsidiaries shall continue in good faith to address, prevent and minimize any Liability associated with, relating to or arising from any such matters.

                6.6.    Investigation.

Each of Buyer, on the one hand, and Seller and Company on the other hand, acknowledges and agrees that (i) none of the other Party nor the other Party's directors, officers, employees, stockholders, Affiliates, or Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available by it to the other Party or its Representatives (other than the representations and warranties contained in this Agreement) and (ii) each Party will not assert any claim (whether in contract or tort, under federal or state securities Laws or otherwise) against the other Party or the other Party's directors, officers, employees, stockholders, Affiliates or Representatives, or hold any such Persons liable for, any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties contained in this Agreement and rights to indemnification in connection therewith) furnished by the other Parties or any such Persons concerning such other Parties; provided the foregoing shall not preclude any Party from seeking any remedy for fraud or fraudulent misrepresentation.

                6.7.    Confidentiality. Except as may be required (i) by Law;
(ii) in connection with fulfilling its obligations under the terms of this Agreement; (iii) in connection with the defense of or other involvement in any claim or adversarial proceeding relating to Company or the Water Business or the transactions contemplated by this Agreement, whether among the Parties or involving any third party; or (iv) as otherwise consented to in writing by Buyer, Seller agrees that, for a period of three (3) years following the Closing Date, (A) Seller will not directly or indirectly disclose any Confidential Information that is in its possession; and (B) if Seller receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, Seller will (1) promptly notify Buyer of the existence, terms and circumstances surrounding such request so that Buyer may seek a protective order or other appropriate remedy, and (2) in the event no such protective order or other remedy is obtained and disclosure of such information is required, at Buyer's cost and expense, exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such portion of the disclosed information that Buyer so designates.

        7.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Buyer), prior to or at the Closing, of each of the following conditions:

                7.1. Representations and Warranties True on the Closing Date. The representations and warranties of Company and Seller herein shall be true and accurate as of the

Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties, individually or in the aggregate, to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Company Material Adverse Effect.

                7.2. Compliance With Agreement. Company and Seller shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Company or Seller prior to or on the Closing Date.

                7.3. No Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no United States federal or state or German Governmental Entity shall have instituted any proceeding seeking any such Order.

                7.4. HSR Act and Other Approvals. All applicable waiting periods under the HSR Act and any other Competition Law applicable to the transactions contemplated by this Agreement shall have expired or terminated.

                7.5. Financing. The funding conditions set forth in the Financing Commitments or in the Other Financing shall have been satisfied or waived.

        8.      CONDITIONS PRECEDENT TO COMPANY'S AND SELLER'S OBLIGATIONS

                The obligation of Company and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller), prior to or at the Closing, of each of the following conditions:

                8.1. Representations and Warranties True on the Closing Date. The representations and warranties of Buyer herein shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties, individually or in the aggregate, to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Buyer Material Adverse Effect.

                8.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.

                8.3. No Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no United States federal or state or German Governmental Entity shall have instituted any proceeding seeking any such Order.

                8.4. HSR Act and Other Approvals. All applicable waiting periods under the HSR Act and any other Competition Law applicable to the transactions contemplated by this Agreement shall have expired or terminated.

                8.5. PSCW Approval. Seller and Company shall have obtained any requisite approvals from the PSCW to permit the consummation of the Distribution.

        9.      INDEMNIFICATION

                9.1. By Seller. Upon the terms and subject to the conditions set forth in this Article 9, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including Company), and their respective directors, officers and employees (collectively, the "Buyer Indemnified Parties"), from and against all losses, damages, costs, other Liabilities and reasonable expenses (including reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) ("Losses") incurred by such Buyer Indemnified Parties arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Seller contained in this Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of any Losses with respect thereto, any "materiality," "material adverse effect" or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of Seller or Company (in the case of Company only with respect to those covenants required to be performed or complied with by Company prior to the Closing) contained in this Agreement; (c) any Liability of Company or Water Subsidiaries for (i) Taxes of Company or Water Subsidiaries with respect to any taxable period or portion thereof that ends on or before the Closing Date, or which are otherwise allocated to Seller under this Agreement, to the extent not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Final Closing Balance Sheet, or (ii) Taxes with respect to any taxable period or portion thereof that ends on or before the Closing Date, or which are otherwise allocated to Seller under this Agreement, to the extent not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Final Closing Balance Sheet, of any Person other than Company or Water Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by Contract or (D) otherwise; (d) all Liabilities of Company to the extent they relate to or arise from the ownership of the capital stock of or other ownership interests in Non-Water Subsidiaries and all Taxes or other Liabilities assessed on or incurred by Company or any Water Subsidiary as a result of the Distribution; (e) any Liability of Company or Water Subsidiaries relating to Products manufactured or sold by Company or Water Subsidiaries prior to the Closing Date that contain or are alleged to contain asbestos; or (f) any Liability of Company or Water Subsidiaries arising from product liabilities, losses, injuries or damages that occur prior to the Closing arising from, caused by or arising out of the design, manufacture, assembly, installation or sale of any Product by Company or Water Subsidiaries prior to the Closing. Notwithstanding any other provision to the contrary contained in this Agreement, the indemnification obligations of Seller contained in each of clauses (e) and
(f), respectively, of this Section 9.1 shall in each case be Buyer's sole and exclusive remedy with respect to the matters referred to therein, except for actions grounded in fraud with respect to which such limitations shall not apply. For the avoidance of doubt, no Buyer Indemnified Party shall

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

be entitled to recover Losses under any of clauses (a), (b), (c) or (d) of this
Section 9.1 to the extent Seller has an indemnification obligation under either clause (e) or (f) of this Section 9.1.

                9.2. By Buyer. Upon the terms and subject to the conditions set forth in this Article 9, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees and other representatives (collectively, the "Seller Indemnified Parties"), from and against all Losses incurred by such Seller Indemnified Parties arising out of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of any Losses with respect thereto, any "materiality," "material adverse effect" or similar qualifier set forth in such representation or warranty), (b) any breach of any covenant of Buyer contained in this Agreement or (c) any Liability of Company or Water Subsidiaries for Taxes of Company or Water Subsidiaries for which Seller is not required to indemnify Buyer pursuant to Section 9.1(c) and (d) hereof.

                9.3. Indemnification Claims. All claims for indemnification by a Party to be indemnified hereunder (an "Indemnified Party") from a Party required to provide indemnification hereunder (an "Indemnifying Party") shall be asserted and resolved as set forth in this Section 9.3.

                        (a) The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim or demand which the Indemnified Party has determined has given rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article 9 as soon as practicable after the receipt of written notice thereof from the Indemnified Party.

                        (b) In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party's receipt of such claim or demand (including a copy of any related written third party demand, claim or complaint) (a "Claim"), notify in writing the Indemnifying Party of such Claim (the "Claim Notice"). The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such Claim if the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is actually prejudiced thereby. If a Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein and, to the extent that they shall wish, to assume the defense thereof, and, after written notice from the Indemnifying Party to the Indemnified Party of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such Claim. The Indemnified Party shall have the right to participate at its own expense in the defense of such Claim. Except as provided in Section 6.2(c) with respect to Claims arising out of audits of Tax Returns described in Section 6.2(c), neither the Indemnifying Party, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any such Claim without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party may refuse its consent to a bona fide offer of settlement that the

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

        Indemnifying Party wishes to accept if such proposed settlement might reasonably be expected to affect adversely the ability of the Indemnified Party to conduct its business. In such event, the Indemnified Party shall assume the defense of such matter at the sole expense of the Indemnified Party and the obligation of the Indemnifying Party to the Indemnified Party shall be equal to the lesser of (i) the amount of the bona fide offer of settlement that the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement and (ii) the actual out-of-pocket amount the Indemnified Party is obligated to pay as a result of the Indemnified Party's continuing to pursue such matter. In the event the Indemnifying Party elects not to or fails to defend such Claim, the Indemnified Party shall defend against such Claim in good faith and in a commercially reasonable manner at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall have the right to participate in such defense at its own expense. Without limiting the generality of the foregoing, to the extent that, following the Closing, pursuant to this
        Section 9.3(b), any of Buyer, Company or their respective Subsidiaries are engaged in the management or defense of any matter relating to the Liabilities described in clauses (e) or (f) of Section 9.1 (an "Asbestos or Product Liability Claim"), Buyer will, and will cause Company and their respective Subsidiaries and Affiliates to, manage and defend against any such Asbestos or Product Liability Claim in good faith and in a commercially reasonable manner, subject to Seller's right to make inquiries to and receive information from Buyer regarding the management and defense of any such Asbestos or Product Liability Claim. If Seller objects to Buyer's management and defense of any such Asbestos or Product Liability Claim, then Seller may elect to manage and defend against any such Asbestos or Product Liability Claim in good faith and in a commercially reasonable manner, subject to Buyer's right to make inquiries to and receive information from Seller regarding the management and defense of any such Asbestos or Product Liability Claim.

                9.4. Limitations on Indemnification. Except for fraud or any willful misrepresentation, as to which claims may be brought without limitation as to time or amount:

                        (a) Time Limitation. The representations and warranties shall survive the Closing for a period lasting until, and no claim or action shall be brought under this Article 9 for breach of a representation or warranty after the lapse of, twelve (12) months after the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                                (i) There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.2(c) and 3.3, such representations and warranties shall survive the Closing indefinitely, and Seller hereby waives all applicable statutory limitation periods with respect thereto.

                                (ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to
                        Section 3.6 may be brought at any time until the date that is thirty (30) calendar days after the underlying obligation is barred by the applicable period of limitation under federal, state or any other applicable Laws relating thereto (as such period may be extended by tolling or waiver) and such representations and warranties shall survive the Closing for a period lasting until such date.

                                (iii)   The representations and warranties in
                        Section 3.10(c) shall survive the Closing for a period lasting until, and no claim or action shall be brought under this Article 9 for breach of a representation or warranty under Section 3.10(c) after the lapse of, five years after the Closing.

                                (iv)    The representations and warranties in
                        Section 3.16 shall survive the Closing for a period lasting until, and no claim or action shall be brought under this Article 9 for breach of a representation or warranty under Section 3.16 after the lapse of, three years after the Closing.

                                (v) Any claim made by a Party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                                (vi)    If any act, omission, disclosure or
                        failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the termination of the survival period of one claim or action shall not affect a Party's right to make a claim or action based on the breach of representation or warranty still surviving.

                        (b) Minimum Claim; Basket; Cap. Except with respect to claims for breaches of representations or warranties contained in Sections 3.2(c) and 3.3 (as to which the following limitations shall not apply), a Buyer Indemnified Party shall be entitled to indemnification under clauses (a), (e) or (f) of Section 9.1 only in the event that the aggregate amount of Losses (without duplication) suffered or incurred by all Buyer Indemnified Parties with respect to all such matters, in the aggregate, exceeds Ten Million Dollars ($10,000,000) (the "Basket") and then only to the extent of such excess; and provided, further, that Seller shall be required to indemnify, defend and hold harmless the Buyer Indemnified Parties with respect to a breach of a representation or warranty only if and to the extent the Losses arising therefrom exceed Fifty Thousand Dollars ($50,000) (the "Minimum Claim Amount") and such Losses shall be applied against the Basket only to the extent such Losses exceed the Minimum Claim Amount; and provided, further, that the Buyer Indemnified Parties shall not be entitled to recover from Seller under clause (a) of Section 9.1 more than Eighty-Five Million Dollars ($85,000,000), in the aggregate.

                        (c) Indemnification as Sole Remedy. Following the Closing, notwithstanding any other provision of this Agreement or the provisions of any Environmental Law including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the indemnities provided in this Article 9 shall be the sole and exclusive remedy of the Parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Losses under this Agreement or arising out of Liabilities of Company or its Subsidiaries with respect to the Real Property under Environmental Laws, except for actions grounded in fraud, with respect to which the limitations set forth in this Agreement shall not apply.

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

                9.5. Adjustments for Insurance and Taxes and Calculation of Losses.

                        (a) In the event that an Indemnified Party has been indemnified for any Loss pursuant to this Article 9 and the payment or accrual of such Loss by such Indemnified Party results in a deduction which in turn results in an actual reduction in the Tax Liability of the Indemnified Party or any Affiliate thereof for any Tax period, then (without duplication for any such reduction otherwise taken into account) the Indemnified Party will pay to the Indemnifying Party the amount of such reduction in Tax Liability at the time such Indemnified Party actually realizes such reduction in Tax Liability through receipt of a refund of Tax or a credit against Tax Liability then due and payable. For purposes of this paragraph, a payment or accrual of a Tax Liability results in an actual reduction in a party's Tax Liability with respect to a Tax period, only to the extent that the amount of such party's Tax Liability with respect to such period, taking into account such accrual or payment, is less than the amount of such Liability determined without regard to such payment or accrual.

                        (b) If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments; provided, however, that if any such insurance policy is owned by an Indemnifying Party, then the Indemnified Party shall have no obligation to collect such insurance proceeds but shall use its commercially reasonable efforts to cooperate with the Indemnifying Party (including providing notice to the Indemnifying Party so that the Indemnify Party may timely submit a claim under the terms of such insurance policy) to permit the Indemnifying Party to cause, at the Indemnifying Party's sole expense, such insurance proceeds to be collected. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 9.1 or Section 9.2, as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Article 9 with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney's fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney's fees and other expenses incurred in connection with such recovery. If any Indemnified Party receives payment under this Article 9 on account of a claim that an Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), that Indemnified Party shall (i) on written request of the Indemnifying Party assign, to the extent assignable, its rights under such insurance policy or indemnification, contribution or similar obligation with respect to such claim to the Indemnifying Party and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification, contribution or similar obligation (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party's sole expense, to collect any such insurance or indemnification, contribution or similar obligation).

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

                        (c) If during the period from December 31, 2003 to the Closing Date, there is a change in the amount of any reserve of Company and such change in reserve is reflected on the Final Closing Balance Sheet and is taken into account for purposes of determining the amount of an adjustment, if any, to the Purchase Price pursuant to
        Section 2.2(a) or Section 2.2(b) and the Liability to which any such reserve relates is a matter for which a Buyer Indemnified Party would otherwise be entitled to indemnification under Section 9.1, then the calculation of a Buyer Indemnified Party's Losses shall be reduced by the amount of the increase in such reserve during the period from December 31, 2003 to the Closing Date.

                        (d) Notwithstanding any other provision in this Agreement, as to any claims by an Indemnified Party, Losses shall not include, and no Indemnified Party shall be entitled to be indemnified or to make any claim for, lost profits or any indirect, consequential, incidental, special or punitive damages other than any such damages actually paid by an Indemnified Party to a Person other than an Indemnified Party.

        10.     CLOSING

                10.1. Closing Date; Location. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 a.m., local time, on the fifth (5th) business day after the satisfaction or waiver of the conditions to the Closing set forth in Article 7 and Article 8 or such other place, date or time as the Parties shall mutually agree in writing. The actual time and date of the Closing is referred to as the "Closing Date."

                10.2. Documents to be Delivered by Company and Seller. At the Closing, Company and Seller shall deliver to Buyer (a) the stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached; (b) a certificate signed by officers of Company and Seller reasonably acceptable to Buyer, in form and substance reasonably satisfactory to Buyer and Seller, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied (except to the extent waived in writing by Buyer); (c) the resignations of directors and/or officers, as the case may be, of Company and Water Subsidiaries who are employees or officers of Seller, effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Seller, duly executed by such persons; and (d) all other previously undelivered documents, instruments or writings required to be delivered by Seller or Company to Buyer at or prior to the Closing in connection with the transactions contemplated hereby.

                10.3. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller (a) the cash payment required by Section 2.2(a), in accordance with Section 2.2(c); (b) a certificate signed by an officer of Buyer reasonably acceptable to Seller, in form and substance reasonably satisfactory to Buyer and Seller, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Seller); and (c) all other previously undelivered documents, instruments or writings required to be delivered by Buyer to Seller at or prior to the Closing in connection with the transactions contemplated hereby.

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

        11.     TERMINATION

                11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                        (a)     by mutual written agreement of Buyer and Seller;

                        (b) by either Buyer or Seller, by giving written notice of such termination to the other Party, if such other Party or one of its Affiliates shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within thirty (30) days following the giving of written notice by the non-breaching Party to the other Party of such breach;

                        (c) by either Buyer or Seller, by giving written notice of such termination to the other Party, if any Order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and nonappealable;

                        (d) by either Buyer or Seller, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to September 1, 2004, provided that such date shall be extended for a period not to exceed sixty (60) calendar days to the extent necessary for (i) the Parties to substantially comply with any request for additional information made by the FTC or DOJ or (ii) any applicable waiting period under the HSR Act to expire or terminate up to a thirty (30) day maximum following substantial compliance with a request for additional information made by the FTC or DOJ (such date, as it may be extended pursuant to the foregoing proviso, the "Termination Date"); provided further, that the terminating Party and its Affiliates shall not be in material breach of their obligations under this Agreement;

                        (e) by Seller, by giving written notice of such termination to Buyer, if there has been a breach of the representations and warranties of Buyer contained in this Agreement which (i) would result in the failure of the condition set forth in Section 8.1; and
        (ii) cannot be or is not cured prior to the Termination Date; or

                        (f) by Buyer, by giving written notice of such termination to Seller, if there has been a breach of the representations and warranties of Company and Seller contained in this Agreement which
        (i) would result in the failure of the condition set forth in Section 7.1; and (ii) cannot be or is not cured prior to the Termination Date.

                11.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall thereafter become void and have no effect, and no Party hereto or its respective Affiliates or their directors, officers, employees, agents or advisors shall have any Liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto in the Confidentiality Agreement or contained in this Section 11.2, the penultimate sentence of Section 5.1(b) and Sections 12.2, 12.5, 12.9 and 12.10 hereof, and except that nothing herein will relieve any Party from Liability for any willful breach of this Agreement by it or one of its Affiliates prior to such termination.

        12.     MISCELLANEOUS

                12.1. Disclosure Schedule. Company and Seller have prepared the schedules attached to this Agreement (the "Disclosure Schedule") and delivered them to Buyer on the date hereof. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule, and any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other article or Section of this Agreement to which such information is responsive. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. No supplement or update to the Disclosure Schedule after the date hereof shall be deemed to cure any inaccuracy or breach of a representation or warranty for the purposes of Section 7.1 or Section 9.1.

                12.2. Publicity. Each Party agrees that, from the date hereof through the Closing Date, no public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any United States securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance. Without limiting the generality of the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued following the execution of this Agreement and on the Closing Date, and (b) except as prohibited by applicable Law, Company and Seller shall provide Buyer access to, and facilitate meetings with, employees of Company for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby.

                12.3. Assignment. Except as expressly set forth in Section 1.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

                12.4. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer any rights upon any other Person, except as expressly provided in Article 9.

                12.5. Law Governing Agreement; Waiver of Jury Trial. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. Each Party waives any right to trial by jury with respect to any Litigation arising out of or relating to this Agreement.

                12.6. Severability. If any court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

                12.7. Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

                12.8. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                12.9. Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the applicable Parties at their respective addresses indicated in this Section
12.9 by private overnight courier service, as follows:

                        (i)     If to Seller, to:

                                Wisconsin Energy Corporation
                                231 West Michigan Street
                                Milwaukee, Wisconsin  53203
                                Attention: Larry Salustro, Esq.
                                Facsimile: (414) 221-2140

                                (with a copy, which shall not constitute notice to Seller, to)

                                Skadden, Arps, Slate, Meagher & Flom LLP
                                333 West Wacker Drive
                                Chicago, Illinois  60606
                                Attention: Charles W. Mulaney, Jr., Esq.
                                Facsimile: (312) 407-0411

                        (ii)    If to Company prior to the Closing, to:

                                WICOR, Inc.
                                231 West Michigan Street
                                Milwaukee, Wisconsin  53203
                                Attention: Larry Salustro, Esq.
                                Facsimile: (414) 221-2140

                                (with a copy, which shall not constitute notice to Company, to)

                                Skadden, Arps, Slate, Meagher & Flom LLP
                                333 West Wacker Drive
                                Chicago, Illinois  60606
                                Attention: Charles W. Mulaney, Jr., Esq.
                                Facsimile: (312) 407-0411

                        (iii)   If to Company after the Closing, to:

                                WICOR, Inc.
                                5500 Wayzata Boulevard, Suite 800
                                Golden Valley, Minnesota  55416
                                Attention: Louis L. Ainsworth, Esq.
                                Facsimile: (763) 656-5403

                                (with a copy, which shall not constitute notice to Company, to)

                                Foley & Lardner
                                777 East Wisconsin Avenue
                                Milwaukee, Wisconsin  53202
                                Attention: Benjamin F. Garmer, III, Esq.
                                Facsimile: (414) 297-4900

                           (iv) If to Buyer, to:

                                Pentair, Inc.
                                5500 Wayzata Boulevard, Suite 800
                                Golden Valley, Minnesota  55416
                                Attention: Louis L. Ainsworth, Esq.
                                Facsimile: (763) 656-5403

                                (with a copy, which shall not constitute notice to Buyer, to)

                                Foley & Lardner
                                777 East Wisconsin Avenue
                                Milwaukee, Wisconsin  53202
                                Attention: Benjamin F. Garmer, III, Esq.
                                Facsimile: (414) 297-4900

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. In addition, any notice given to Company prior to the Closing shall be given in the same manner to Seller; any notice given to Company after the Closing shall be given in the same manner to Buyer. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

                12.10. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                        (a) Expenses to be Paid by Buyer. Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder's fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof (which shall not constitute a Liability payable by Company, Water Subsidiaries or Seller).

                        (b) Expenses to be Paid by Seller. Seller shall pay each of the following (none of which shall constitute a Liability payable by Company, Water Subsidiaries or Buyer):

                                (i)     Brokerage. Seller shall be solely
                        responsible for the payment and discharge of all claims for brokerage commissions or finder's fees arising as a result of the retention, employment or other use of any broker or finder by Company or Seller and any of their respective directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

                                (ii) Professional Fees. Except as otherwise contemplated by this Agreement in Article 2 and Section 5.1(c) with respect to accounting fees, all fees and expenses of Company's and Water Subsidiaries' legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                                (iii) Severance Obligations. All severance, change of control and other payments related to employment of, or under any agreements maintained by Seller with respect to, the individuals set forth on
                        Exhibit 12.10(b), and any Liability arising under or in respect of any benefit plan or arrangement set forth on
                        Exhibit 12.10(b).

                                (iv)    Transfer Taxes. All Taxes or fees
                        (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Shares to Buyer and the other transactions contemplated hereby, including the transaction described in Section 5.9.

                        (c) Environmental Consultant. Buyer and Seller shall each pay 50% of the fees and expenses of the Environmental Consultant in connection with the activities contemplated by Section 5.1(b).

                        (d) Deloitte. Buyer and Seller shall each pay 50% of the fees and expenses of Deloitte in connection with the audit contemplated by Section 2.3(d) with respect to the Audited Closing Balance Sheet.

                        (e) Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                12.11. Equitable Relief. The Parties hereto agree that (a) any breach of the provisions of this Agreement will result in irreparable injury to the non-breaching Party for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, the Parties hereto shall be entitled to injunctive and other equitable relief as a court may grant.

                12.12. Interpretive Provisions. The term "knowledge" when used in the phrases "to Seller's knowledge" or "Seller has no knowledge" or words of similar import shall mean, and shall be limited to, the actual knowledge, without independent investigation of any of the following individuals: Jim Donnelly, Russ Phillips, Don Jorgensen, Tom Rettler or Jim Green. The terms "including" and "include" shall mean "including without limitation" and "include without limitation," respectively. The term "commercially reasonable efforts" as used in Section 5.4 has the meaning as mutually understood by the parties.

                12.13. Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and the Confidentiality Agreement supersede all prior agreements among the Parties with respect to its subject matter and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter.

                12.14. Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                12.15. Section Headings; Table of Contents. The Section and Sub-Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                12.16. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                12.17.  Definitions. For purposes of this Agreement, the term:

                        (a) "Acquisition Proposal" has the meaning set forth in Section 5.2(g).

                        (b) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the Securities and Exchange Commission, as in effect on the date hereof.

                        (c) "Agreement" has the meaning set forth in the preamble of this Agreement.

                        (d) "Asbestos or Product Liability Claim" has the meaning set forth in Section 9.3(b).

                        (e) "Audited Closing Balance Sheet" has the meaning set forth in Section 2.3(d).

                        (f)     "Balance Sheet" has the meaning set forth in
        Section 2.3(a).

                        (g) "Balance Sheet Assets" means the consolidated assets of Company.

                        (h) "Balance Sheet Dispute" has the meaning set forth in Section 2.3(f)(i).

                        (i) "Balance Sheet Liabilities" means the consolidated Liabilities of Company.

                        (j) "Balance Sheet Objection" has the meaning set forth in Section 2.3(e).

                        (k)     "Basket" has the meaning set forth in Section
        9.4(b).

                        (l) "Buyer" has the meaning set forth in the preamble of this Agreement.

                        (m) "Buyer Indemnified Parties" has the meaning set forth in Section 9.1.

                        (n) "Buyer Material Adverse Effect" means any material adverse change in, or material adverse effect on, (i) the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole or (ii) Buyer's ability to consummate the transactions contemplated by this Agreement; provided, however, that the changes or effects that are generally applicable to (A) the industries or markets in which Buyer and its Subsidiaries operate; (B) the United States or global economy or (C) the United States securities markets shall be excluded from the determination of Buyer Material Adverse Effect.

                        (o)     "Buyer Plans" has the meaning set forth in
        Section 6.3(a).

                        (p)     "Buyer's Consultant" means McKinsey & Company.

                        (q)     "Claim" has the meaning set forth in Section
        9.3(b).

                        (r)     "Claim Notice" has the meaning set forth in
        Section 9.3(b).

                        (s)     "Closing" has the meaning set forth in Section
        10.1.

                        (t)     "Closing Date" has the meaning set forth in
        Section 10.1.

                        (u)     "COBRA" has the meaning set forth in Section
        6.3(b).

                        (v)     "Code" has the meaning set forth in Section
        3.6(f).

                        (w) "Company" has the meaning set forth in the preamble of this Agreement.

                        (x)     "Company Employees" has the meaning set forth in
        Section 6.3(a).

                        (y) "Company Insurance Policies" has the meaning set forth in Section 3.12.

                        (z) "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of Company and the Water Subsidiaries, taken as a whole; provided, however, that the changes or effects that are generally applicable to (i) the industries and markets in which Company and the Water Subsidiaries operate; (ii) the United States or global economy; or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided, further, that any adverse change or effect on Company or the Water Subsidiaries resulting from (i) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby or (ii) the failure of Buyer to consent to any of the actions proscribed by Section 5.2, shall also be excluded from the determination of Company Material Adverse Effect.

                        (aa) "Company Subsidiaries" has the meaning set forth in Section 3.1(d).

                        (bb) "Company Trade Rights" means all of Company's and Water Subsidiaries' worldwide rights in, to and under Trade Rights.

                        (cc) "Competition Law" means the HSR Act and all other federal, state and foreign Laws and Orders that are designed or intended to prohibit, restrict or regulate (i) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or (ii) foreign investment.

                        (dd) "Confidential Information" means any and all information relating to the management, operations, finances, products, trade secrets or services of the Water Business, including financial data, employee information, computer programs and systems, computer based information, plans, projections, formulae, processes, methods, products, manuals, drawings and marketing information, whether written, oral or computer generated which relates exclusively to the Water Business , other than such information as may at any time be or become lawfully available to the general public through no fault of Seller.

                        (ee) "Confidentiality Agreement" means that certain Confidentiality Agreement, dated October 15, 2003, between Seller and Buyer.

                        (ff) "Contracts" means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

                        (gg) "Control" (including the correlative meanings of the terms "Controlled by" and "under Common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                        (hh) "CPA Firm" has the meaning set forth in Section 2.3(f)(ii).

                        (ii) "Deloitte" has the meaning set forth in Section 2.3(c).

                        (jj) "Designated Purchaser" has the meaning set forth in Section 1.2.

                        (kk) "Disclosure Schedule" has the meaning set forth in Section 12.1.

                        (ll)    "Distribution" has the meaning set forth in
        Section 5.9.

                        (mm)    "DOJ" has the meaning set forth in Section 5.4.

                        (nn)    "Effective Time" has the meaning set forth in
        Section 2.3(b).

                        (oo) "Employee Plans/Agreements" has the meaning set forth in Section 3.16(a).

                        (pp) "Entity" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture organization, entity or business.

                        (qq)    "Environmental Consultant" means ENSR
        International.

                        (rr) "Environmental Laws" means all Laws currently in effect (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                        (ss) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                        (tt) "ERISA Affiliate" means any Entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Company or any Water Subsidiary is a member, an unincorporated trade or business under common control with Company or any Water Subsidiary (as determined under Section 414(c) of the Code), or a member of an "affiliated service group" (within the meaning of Section 414(m) of the Code) of which Company or any Water Subsidiary is a member.

                        (uu) "Estimated Closing Balance Sheet" has the meaning set forth in Section 2.3(b)

                        (vv) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                        (ww) "Final Closing Balance Sheet" has the meaning set forth in Section 2.3(g).

                        (xx) "Financial Statements" has the meaning set forth in Section 3.5.

                        (yy) "Financing Commitments" has the meaning set forth in Section 4.4.

                        (zz)    "FTC" has the meaning set forth in Section 5.4.

                        (aaa)   "GAAP" has the meaning set forth in Section
        2.3(a).

                        (bbb) "Governmental Entities" has the meaning set forth in Section 3.4.

                        (ccc)   "HSR Act" has the meaning set forth in Section
        3.4.

                        (ddd)   "Indemnified Party" has the meaning set forth in
        Section 9.3.

                        (eee) "Indemnifying Party" has the meaning set forth in Section 9.3.

                        (fff) "Industries" has the meaning set forth in the recitals of this Agreement.

                        (ggg) "Intercompany Indebtedness" has the meaning set forth in Section 5.10.

                        (hhh)   "IRS" has the meaning set forth in Section
        3.6(d).

                        (iii)   "Laws" has the meaning set forth in Section 3.4.

                        (jjj) "Liability" means any direct or indirect indebtedness, loss, damage, cost, expense or obligation, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

                        (kkk) "Liens" means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, levies, easements, encroachments, hypothecations, restrictions, rights-of-way, charges, possibilities of reversion, rights of refusal or other encumbrances.

                        (lll)   "Listed Contracts" has the meaning set forth in
        Section 3.13.

                        (mmm) "Litigation" means any action, suit, proceeding, arbitration or other alternate dispute resolution procedure, investigation or inquiry, whether civil, criminal or administrative, before any Governmental Entity.

                        (nnn)   "Losses" has the meaning set forth in Section
        9.1.

                        (ooo) "Minimum Claim Amount" has the meaning set forth in Section 9.4(b).

                        (ppp) "Net Asset Value" means the amount in United States Dollars of the consolidated shareholders' equity of Company, plus net Intercompany Indebtedness, and minus all cash on hand in Company and Industries.

                        (qqq) "Non-Water Subsidiary" has the meaning set forth in Section 3.1(d).

                        (rrr)   "Orders" has the meaning set forth in Section
        3.4.

                        (sss) "Other Business" has the meaning set forth in the recitals of this Agreement.

                        (ttt)   "Other Financing" has the meaning set forth in
        Section 5.8.

                        (uuu) "Party" or "Parties" means Buyer, Company and/or Seller, as the case may be.

                        (vvv) "Permits" has the meaning set forth in Section 3.10(b).

                        (www)   "Permitted Liens" has the meaning set forth in
        Section 3.11(a).

                        (xxx)   "Person" means any natural person or Entity.

                        (yyy) "Preliminary Closing Balance Sheet" has the meaning set forth in Section 2.3(c).

                        (zzz) "Products" means all products sold at any time prior to the Closing by Company, any Water Subsidiary or that have borne a trademark of Company, as part of, in or through the operations of Company prior to the Closing.

                        (aaaa)  "PSCW" has the meaning set forth in Section 5.9.

                        (bbbb)  "Purchase Price" has the meaning set forth in
        Section 2.1.

                        (cccc)  "Real Property" has the meaning set forth in
        Section 3.11(b).

                        (dddd) "Recent Balance Sheet" has the meaning set forth in Section 3.5.

                        (eeee)  "Representatives" has the meaning set forth in
        Section 5.1(a).

                        (ffff) "Seller" has the meaning set forth in the preamble of this Agreement.

                        (gggg) "Seller Indemnified Party" has the meaning set forth in Section 9.2.

                        (hhhh) "Shares" has the meaning set forth in the recitals of this Agreement.

                        (iiii) "Subsidiaries" means, as to any Person, any Person (i) of which such Person directly or indirectly owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power; (ii) of which such Person possesses fifty percent (50%) or more of the right to elect directors or Persons holding similar positions; or (iii) which such Person Controls directly or indirectly through one or more intermediaries, at any time during the period for which the determination of Subsidiary is being made.

                        (jjjj) "Tax Return" means any return, declaration, report, estimate, claim for refund, election or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

                        (kkkk) "Taxes" means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

                        (llll)  "Termination Date" has the meaning set forth in
        Section 11.1(d).

                        (mmmm)  "Trade Rights" means rights in the following:
        (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship;
        (iii) all patents and all proprietary rights associated therewith; (iv) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, and all other types of intellectual property; and (v) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement thereof.

                        (nnnn) "Waste" means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous substance," "restricted hazardous waste," "toxic substance," "toxic pollutant," "pollutant" or "contaminant" under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or
        (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

                        (oooo) "Water Business" has the meaning set forth in the recitals of this Agreement.

                        (pppp)  "Water Subsidiary" has the meaning set forth in
        Section 3.1(d).

Unless the context otherwise requires, the foregoing definitions in the singular include the plural and vice versa.

                     [The next page is the signature page.]

                IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.

                                        PENTAIR, INC.

                                        By: /s/ Randall J. Hogan
                                            ------------------------------------
                                            Name:  Randall J. Hogan
                                                   -----------------------------
                                            Title: Chairman and CEO
                                                   -----------------------------

                                        WICOR, INC.

                                        By: /s/ Larry Salustro
                                            ------------------------------------
                                            Name:  Larry Salustro
                                                   -----------------------------
                                            Title: Senior VP and General Counsel
                                                   -----------------------------

                                        WISCONSIN ENERGY CORPORATION

                                        By: /s/ Richard A. Abdoo
                                            ------------------------------------
                                            Name:  Richard A. Abdoo
                                                   -----------------------------
                                            Title: Chairman and CEO
                                                   -----------------------------